UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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MARVELL TECHNOLOGY GROUP LTD.

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N/A

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MARVELL TECHNOLOGY GROUP LTD.

To Our Shareholders,	May 3, 2017

FY17 was a year of significant and positive transformation for Marvell. Our year began in challenging circumstances, facing a potential billion-dollar legal liability, an accounting investigation, resignation of our auditors, substantial declines in revenue and margins, and serious questions about Marvell’s strategic direction. Fortunately, with focus, determination and some tough decisions, Marvell was able to make steady progress throughout the year to put these issues behind us.

Month by month, we resolved our major lawsuit, addressed past accounting issues, and narrowed our strategic focus to our core markets of storage, networking and connectivity. A new management team was assembled and we substantially reconstituted the Board of Directors, all of whom have been nominated for re-election at our 2017 annual general meeting of shareholders. In short, Marvell is once again focused on what every leading tech company should be focusing on — the future.

Since joining Marvell as CEO last July, I’ve been very impressed with this company’s willingness to embrace significant change. This willingness has helped accelerate our transformation, and I’m happy to report we finished the year with a clear and focused mission: to lead the industry in semiconductor solutions that move digital data faster and more reliably than anyone else.

Fiscal 2017 Highlights

Marvell accomplished many important financial, operational and governance objectives during FY17:

•	We settled the Carnegie Mellon University lawsuit, eliminating exposure and uncertainty.

•	We achieved an FY17 Total Shareholder Return of 71.7%.

•	We improved our GAAP gross margin in each consecutive quarter of FY17, from 51.5% in the fourth quarter of FY16 to 57.3% in the fourth quarter of FY17.

•	We retained a new independent registered public accounting firm, became current in our financial reporting, and achieved compliance with SEC requirements and NASDAQ listing standards.

•

We announced a plan to reduce operating expenses within a year while increasing investment in our most profitable core businesses. We are already ahead of plan on reducing expenses and increasing gross margins.

•	We announced and initiated a plan to repurchase up to $1 billion in shares of Marvell common stock.

•	We returned a total of $303.9 million in cash to our shareholders, including $181.6 million through repurchases of common stock and $122.3 million in cash dividends.

Positioned for Growth

As part of our transformation, we refocused our research and development efforts on our core strengths in storage, networking and connectivity. These markets are fueled by broader trends of connected devices and cloud computing, which is driving increasing bandwidth and storage needs. Marvell has an established leadership presence in these markets, and is one of only a few companies well-positioned to capitalize on these trends.

Marvell is the leader in hard-disk and solid-state controllers, which is a key competitive advantage. As demand for storage grows, whether on disks or high performance flash, our technology drives how this data is moved. This is a growing market and, with our product roadmaps and leading technology, we expect to expand our position in the years ahead.

Demand for network bandwidth is also exploding, both inside and outside the Cloud. Marvell has an updated portfolio of Ethernet switches, PHY transceivers and ARM-based processors for the enterprise campus, data center and cloud markets. Our networking business is growing at a double-digit rate, and we are excited about its prospects. We are also investing in automotive Ethernet, an emerging market that will grow steadily with the rise of connected cars and autonomous driving.

Additionally, our wireless business continues to set the performance benchmark for our industry, and we are positioned to grow in enterprise campuses, connected homes and automobiles. As connected devices consume more and more bandwidth, Marvell’s Wi-Fi solutions will continue to provide more users with higher performance and reliability — another competitive advantage in this growing market.

A Foundation Built on Innovation

Marvell has a long history of innovation, and it’s a tradition we continue to build upon every day. With deep system-level knowledge, more than 9,000 patents and a culture that attracts some of the brightest talent in our industry, we are a company that customers have come to rely on as a technology partner that can help them gain a critical edge in the marketplace.

So it’s no surprise we were named to the Clarivate Analytics Top 100 Global Innovators list in FY17. Formerly known as the Thomson Reuters Top 100 Global Innovators, this recognition honors the world’s most innovative organizations based on a rigorous analysis of patent volume, patent-grant success rates, global reach and invention influence. This marked the fifth consecutive year Marvell made the list.

Listening to Our Shareholders — and Delivering Shareholder Value

We believe consistent, transparent communication with our shareholders and other stakeholders is essential to Marvell’s long-term success. As such, your ideas and feedback help influence our corporate governance practices. In fact, shareholder concerns resulted in major changes to our policies and practices this past year. For example, at the 2016 annual meeting, shareholders initiated significant changes to our Bye-laws to ensure greater access to the proxy process and to establish stronger management accountability.

As we continue to grow Marvell, the company is committed to delivering more value to shareholders through dividends, stock repurchases and — over the long-term — by investing in R&D that increases both revenue and profits. We are still in the early stages of unlocking Marvell’s true value, and this remains one of my leadership team’s top priorities.

People and Culture

Finally, you should know that this past year’s transformation would not have been possible without the trust and commitment of Marvell’s extraordinary employees. They have stuck with the company through a great deal of uncertainty and change, maintained a sharp focus on customers, and continued to develop the most innovative products in our industry. I consider it an honor to be a part of this team.

Now, as we accelerate out of our transformation, it’s clear to me and to our Board of Directors that Marvell is gaining new momentum. You can feel it in the hallways, and our customers can sense it too. Looking ahead, I expect FY18 to be a great year for Marvell, for our customers, and for you.

Thank you for your continued support.

Matt Murphy
President and CEO

MARVELL TECHNOLOGY GROUP LTD.

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On June 15, 2017

The 2017 annual general meeting of shareholders of Marvell Technology Group Ltd., a Bermuda company, is scheduled to be held on Thursday, June 15, 2017, at 4:00 p.m., Pacific Time. The annual general meeting of shareholders (the “annual general meeting”) will take place at Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, California 95054.

The purposes of the annual general meeting are:

1. To elect eight directors who will hold office until the 2018 annual general meeting of shareholders;

2. To conduct an advisory (non-binding) vote to approve named executive officer compensation;

3. To conduct an advisory (non-binding) vote on the frequency of shareholder approval of named executive officer compensation; and

4. To appoint Deloitte & Touche LLP as our auditors and independent registered public accounting firm, and authorize the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending February 3, 2018.

In addition, shareholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. If any other matters properly come before the annual general meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

We will also lay before the annual general meeting our audited financial statements for the fiscal year ended January 28, 2017 pursuant to the provisions of the Companies Act 1981 of Bermuda, as amended, and our Fourth Amended and Restated Bye-laws.

The foregoing items of business are more fully described in the proxy statement accompanying this notice of annual general meeting

We have established the close of business, Pacific Time, on April 19, 2017 as the record date for determining those shareholders entitled to notice of and to vote at the annual general meeting or any adjournment or postponement thereof. Only holders of common shares, par value $0.002 per share, as of the record date are entitled to notice of and to vote at the annual general meeting and any adjournment or postponement thereof. Execution of a proxy will not in any way affect your right to attend the annual general meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised.

Your board of directors recommends that you vote: FOR the board’s nominees for directors; FOR the approval of our named executive officer compensation; EVERY YEAR for the frequency of our “say on pay” advisory vote; and FOR the approval of our auditors and independent registered public accounting firm, and authorizing the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending February 3, 2018.

Your attention is directed to the accompanying proxy statement. Whether or not you plan to attend the annual general meeting in person, it is important that your shares be represented and voted at the annual general meeting. For specific voting instructions, please refer to the information provided in the following proxy statement, together with your proxy card or the voting instructions you receive by mail, e-mail or that are provided via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS

MATTHEW J. MURPHY

President and Chief Executive Officer

Santa Clara, California

May 3, 2017

MARVELL TECHNOLOGY GROUP LTD.

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

June 15, 2017

INTRODUCTION

This proxy statement and the accompanying proxy materials are being furnished in connection with the solicitation by the board of directors of Marvell Technology Group Ltd., a Bermuda company, of proxies for use at our 2017 annual general meeting of shareholders (referred to herein as the “annual general meeting” or the “meeting”) scheduled to be held at 4:00 p.m., Pacific Time, on Thursday, June 15, 2017, at Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, California 95054.

INFORMATION REGARDING THE ANNUAL GENERAL MEETING

General

This proxy statement contains information about the meeting and was prepared by our management at the direction of the board of directors of Marvell Technology Group Ltd. This proxy statement is being made available on or about May 3, 2017. Our board of directors supports each action for which your vote is solicited.

Your board of directors asks you to appoint Jean Hu and Mitchell Gaynor as your proxy holders to vote your shares at the meeting. You may make this appointment by properly completing the proxy as described below. If appointed by you, your shares represented by a properly completed proxy received by us will be voted at the meeting in the manner specified therein or, if no instructions are marked on the proxy, your shares will be voted as described below. Although management does not know of any other matter to be acted upon at the meeting, unless contrary instructions are given, shares represented by valid proxies will be voted by the persons named on the proxy card in the manner the proxy holders deem appropriate for any other matters that may properly come before the meeting.

We maintain our registered office in Bermuda at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda. Our telephone number in Bermuda is (441) 296-6395.

Record Date and Shares Outstanding

The record date for the annual general meeting has been set as the close of business, Pacific Time, on April 19, 2017 (“Record Date”). Only shareholders of record as of such date will be entitled to notice of and to vote at the meeting. On the Record Date, there were 501,672,134 issued and outstanding common shares, par value $0.002 per share (“common shares” or “shares”). In accordance with our Fourth Amended and Restated Bye-laws (the “Bye-laws”), each issued and outstanding common share is entitled to one vote on a poll on the proposals to be voted on at the meeting. Shares held as of the Record Date include common shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a broker, bank or other nominee.

In this proxy statement, we sometimes refer to our group holding company, Marvell Technology Group Ltd., as “we,” “us,” “our,” the “Company” or “Marvell.” In this proxy statement, we refer to the fiscal year ended January 31, 2015 as fiscal 2015, the fiscal year ended January 30, 2016 as fiscal 2016, the fiscal year ended January 28, 2017 as fiscal 2017, and the fiscal year ending February 3, 2108 as fiscal 2018.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL GENERAL MEETING

Q: Why am I receiving these proxy materials?

A: We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with our solicitation of proxies for use at the 2017 annual general meeting of shareholders to be held at 4:00 p.m., Pacific Time, on Thursday, June 15, 2017. These materials were first sent or given to shareholders on or about May 3, 2017. You are invited to attend the annual general meeting and are asked to vote on the proposals described in this proxy statement.

Q: What is included in these proxy materials?

A: These proxy materials include:

•	A Shareholder Letter from our President and Chief Executive Officer;

•	The notice of the annual general meeting;

•	Our proxy statement for the annual general meeting of shareholders; and

•	Our Annual Report on Form 10-K for the year ended January 28, 2017, as filed with the U.S. Securities and Exchange Commission (“SEC”) on March 28, 2017.

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the annual general meeting.

Q: What proposals will be considered at the meeting?

A: The specific proposals to be considered and acted upon at the annual general meeting are summarized in the accompanying notice of annual general meeting of shareholders and include:

1.	The election of eight directors who will hold office until the 2018 annual general meeting of shareholders;

2.	An advisory (non-binding) vote to approve compensation of our named executive officers;

3.	An advisory (non-binding) vote on the frequency of shareholder approval of named executive officer compensation; and

4.	The appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as our auditors and independent registered public accounting firm, and authorization of the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending February 3, 2108.

If any other matters properly come before the meeting or any adjournment or postponement of the meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

In addition, in accordance with Section 84 of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”) and Bye-law 73 of our Bye-laws, our audited financial statements for the fiscal year ended January 28, 2017 will be presented at the annual general meeting. These financial statements have been approved by our board of directors. There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the meeting.

Q: How does our board of directors recommend that I vote on the proposals?

A: At the annual general meeting, our board of directors recommends our shareholders vote:

1.	FOR the election of eight director nominees listed in Proposal No. 1, who will hold office until the 2018 annual general meeting of shareholders (see Proposal No. 1);

2.	FOR the approval, on an advisory and non-binding basis, of named executive officer compensation, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures (see Proposal No. 2);

3.	EVERY YEAR on the frequency of an advisory and non-binding vote by shareholders on named executive officer compensation (see Proposal No. 3); and

4.	FOR the appointment of Deloitte & Touche as our auditors and independent registered public accounting firm, and authorization of the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending February 3, 2018 (see Proposal No. 4).

If any other matters properly come before the annual general meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

Q: Why did I receive a one-page notice in the mail regarding Internet availability of proxy materials instead of a paper copy of proxy materials?

A: The SEC has adopted rules to allow proxy materials to be posted on the Internet and to provide only a Notice of Internet Availability of Proxy Materials to shareholders. We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders receiving the Notice will have the ability to access the proxy materials over the Internet and request a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis. The Notice also instructs you how to submit your proxy electronically over the Internet or by mail.

Q: How can I get electronic access to the proxy materials?

A: The Notice will provide you with instructions regarding how to:

•	View the proxy materials for the annual general meeting on the Internet; and

•	Instruct us to send future proxy materials to you by email.

Our proxy materials are also available on our website at the investor relations page of our website at www.marvell.com or by going to www.marvellproxy.com. None of the materials on our website other than the proxy materials is part of this proxy statement or is incorporated by reference herein.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual general meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q: Who can vote?

A: The Record Date for the annual general meeting has been set as the close of business, Pacific Time, on April 19, 2017. Only shareholders of record as of such date will be entitled to notice of and to vote at the meeting. On the Record Date, there were 501,672,134 common shares outstanding. Each share outstanding is entitled to one vote on the proposals to be voted on at the meeting. There is no cumulative voting in the election of directors. Shares held as of the Record Date include shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a broker, bank or other nominee.

Q: What should I do now to vote?

A: You may vote your shares either by voting in person at the meeting or by submitting a completed proxy via the Internet, telephone or by mail. The meeting will take place on Thursday, June 15, 2017. After carefully reading and considering the information contained in this proxy statement, please follow the instructions as summarized below, depending on whether you hold shares directly in your name as shareholder of record or you are the beneficial owner of shares held through a broker, bank or other nominee. Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between the procedures for voting shares held of record and those owned beneficially.

Q: If I am a shareholder of record, how do I vote my shares?

A: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (our “Transfer Agent”), you are considered the shareholder of record with respect to those shares and the Notice was sent directly to you. There are four ways to vote:

•	In person. If you are a shareholder of record, you may vote in person at the annual general meeting. We will provide you a ballot when you arrive.

•	Via the Internet. You may submit your proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. You may submit your proxy by calling the toll free number provided in the Notice.

•	By Mail. If you request printed copies of the proxy materials by mail, you may submit your proxy by filling out the proxy card and sending it back in the envelope provided.

Please be aware that if you issue a proxy or give voting instructions over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Q: If my shares are held in “street name” by my broker, bank or other nominee, how do I vote my shares?

A: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name,” and the Notice will, subject to the terms made between you and the shareholder of record, be forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of submitting voting instructions over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on a voting instruction form.

If your shares are held in “street name,” you may also vote your shares in person at the annual general meeting. You must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the Record Date, together with a form of personal identification, in order to be admitted to the annual general meeting. To be able to vote your shares held in “street name” at the annual general meeting, you will also need to obtain a proxy from the shareholder of record.

Q: What happens if I do not cast a vote?

A: Many of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholders of record — If you are a shareholder of record and you do not cast your vote or submit a proxy, no votes will be cast on your behalf on any of the items of business at the annual general meeting. However, if you sign and return the proxy card with no further instructions, the proxy holders will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement and, as the proxy holders, may determine in their discretion with respect to any other matters properly presented for a vote at the annual general meeting. A shareholder may also abstain from voting on any proposal. An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Pursuant to our Bye-laws, abstention votes have the same effect as an “against” vote with respect to the election of directors (Proposal No. 1). Abstentions will have no effect on the outcome of the vote for all other proposals.

Beneficial owners — If you hold your shares in “street name,” it is critical that you instruct your broker, bank or other nominee to cast your vote if you want it to count in the election of directors (Proposal No. 1), approval of named executive officer compensation (Proposal No. 2) and the frequency of the shareholder advisory and non-binding vote on named executive officer compensation (Proposal No. 3). The term “broker non-vote” refers to shares held by a broker or other nominee (for the benefit of its client) that are represented at the meeting, but with respect to which such broker, bank or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers, banks and nominees do not have discretionary voting authority on non-routine matters (including Proposals No. 1, 2 and 3) and accordingly may not vote on such matters absent instructions from you as the beneficial holder. Thus, if you hold your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote in the election of directors (Proposal No. 1), with respect to votes related to named executive officer compensation (Proposal No. 2) and the frequency of the shareholder advisory and non-binding vote on named executive officer compensation (Proposal No. 3), no votes will be cast on your behalf on such matters.

The proposals at the annual general meeting to appoint Deloitte & Touche as our auditors and independent registered public accounting firm, and authorize the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending February 3, 2018 (Proposal No. 4) is considered a routine matter for which brokerage firms may vote uninstructed shares. It is important to us that you affirmatively vote for the matters in Proposals 1, 2 and 3 since they are non-routine matters as described above.

Q: How are votes counted?

A: Each share held by a shareholder as of the Record Date will be entitled to one vote. There is no cumulative voting in the election of directors. All votes will be tabulated by the inspector of elections appointed for the meeting, who will count the votes, determine the existence of a quorum, validity of proxies and ballots, and certify the results of the voting. Voting at the meeting will be taken on a poll in accordance with our Bye-laws.

Q: What if I plan to attend the meeting in person?

A: To help ensure your shares are voted, we recommend that you submit your proxy or voting instruction form anyway. If you are a shareholder of record, please bring a form of personal identification to be admitted to the meeting. If your shares are held in the name of your broker, bank or other nominee and you plan to attend the meeting, you must present proof of your beneficial ownership of those shares as of the Record Date, such as a bank or brokerage account statement or letter, together with a form of personal identification, to be admitted to the meeting.

Q: How can I change or revoke my proxy after I have submitted it?

A: You may change or revoke your proxy at any time before it is voted at the annual general meeting by (1) delivering to our registered office at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, a written notice stating that the proxy is revoked, (2) submitting another proxy on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual general meeting will be counted), (3) signing and returning a new proxy card with a later date, or (4) attending the annual general meeting and voting in person. If you are a beneficial owner and submitted voting instructions to your broker, bank or other nominee, please refer to the instructions provided by your broker, bank or other nominee on how to change your vote.

Q: What if other matters come up at the meeting?

A: The matters described in this proxy statement are the only matters that we know of that will be voted on at the meeting. If any other matters properly come before the annual general meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

Q: What quorum is required for action at the meeting?

A: The presence in person of two or more persons representing in person or by proxy in excess of 50% of the total issued and outstanding shares of Marvell throughout the meeting shall constitute a quorum at the meeting. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. In the event there are not sufficient shares present for a quorum at the time of the annual general meeting, the meeting will stand adjourned for one week or otherwise as may be determined by our board of directors in accordance with the Bye-laws in order to permit the further solicitation of proxies.

Q: What vote is required to approve each proposal?

A: Proposal No. 1: The nominees for director receiving the affirmative vote of at least a simple majority of the votes cast in person or by proxy at the annual general meeting will be elected as directors to serve until the next annual general meeting of shareholders. Pursuant to our Bye-laws, abstention votes have the same effect as an “against” vote with respect to the election of directors, but broker non-votes will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

Proposal No. 2: Our shareholders will have an advisory (non-binding) vote on named executive officer compensation as described in this proxy statement, which requires the affirmative vote of at least a simple majority of the votes cast in person or by proxy at the annual general meeting in order to be approved. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome of this proposal. The vote is advisory and therefore not binding on our board of directors; however, our board of directors and the executive compensation committee (the “ECC”) will consider the result of the vote when making future decisions regarding our executive compensation policies and practices.

Proposal No. 3: Our shareholders will vote on the frequency of the advisory (non-binding) vote on named executive officer compensation, choosing from among three options: every year, every two years or every three years. The option with the most shareholder votes will be considered by the board of directors when it sets the frequency of the Company’s “say on pay” vote regarding named executive compensation. The Company’s current frequency of “say on pay” votes is every year.

Proposal No. 4: Appointment of Deloitte & Touche as our auditors and independent registered public accounting firm, and authorization of the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending February 3, 2018, requires the affirmative vote of a simple majority of the votes cast in person or by proxy at the annual general meeting in order to be approved. Abstentions will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

Q: What happens if a director nominee does not receive at least a simple majority of the votes cast at the meeting in favor of his or her election?

A: If a nominee for director does not receive an affirmative vote of at least a simple majority of the votes cast as described above, the nominee will not be elected to the board. If the nominee is a current director, his or her term will end immediately following the annual general meeting, in accordance with Bermuda law and our Bye-laws.

Q: What does it mean if I receive more than one notice or e-mail about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?

A: If you receive more than one Notice, more than one e-mail or more than one paper copy of the proxy materials, it means that you have multiple accounts with brokers or the Transfer Agent. Please vote all of these shares. For all of your shares to be voted by proxy, you must complete, sign, date and return each proxy card and voting instruction card that you receive and do so for all shares represented by each Notice and e-mail that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of those notices or e-mails). We encourage you to have all your shares registered in the same name and address. You may do this by contacting your broker or the Transfer Agent.

Q: What is the contact information for our Transfer Agent?

A: Contact information for our Transfer Agent is as follows:

AST Shareholder Services Call Center	American Stock Transfer & Trust Company, LLC
Toll Free: 800-937-5449	6201 15th Avenue
Local & International: 718-921-8124	Brooklyn, NY 11219
Hours: 8 a.m. — 8 p.m. ET Monday-Friday	Email: Info@amstock.com
Website: www.astfinancial.com

Q: Who is making and paying for this proxy solicitation?

A: This proxy is solicited on behalf of our board of directors. We will pay the cost of distributing this proxy statement and related materials. Our directors, officers and other staff members may solicit proxies, without additional remuneration, in person or by personal interview, mail, telephone, facsimile, Internet or other means of electronic transmission. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay. Banks, brokerage houses and other custodians, nominees or fiduciaries will be asked to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and we will reimburse them for their reasonable out-of-pocket expenses incurred in that regard.

Q: How can I find out the results of the voting at the annual general meeting?

A: Preliminary voting results will be announced at the meeting. Final voting results will be published in our Current Report on Form 8-K filed with the SEC within four business days of the meeting. If the final voting results are not available within four business days after the meeting, we will provide the preliminary results in the Form 8-K and the final results in an amendment to the Form 8-K within four business days after the final voting results are known to us.

Q: Who should I call if I have questions about the annual general meeting?

A: You should contact the following:

T. Peter Andrew

Vice President, Investor Relations

Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, CA 95054

Phone: (408) 222-0777

PRESENTATION OF FINANCIAL STATEMENTS

In accordance with Section 84 of the Companies Act and Bye-law 73 of the Bye-laws, our audited financial statements for the fiscal year ended January 28, 2017 will be presented at the annual general meeting. These financial statements have been approved by our board of directors. There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the meeting.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Nominees

Our Bye-laws provide that our board shall consist of not less than two directors or such number in excess thereof as our board of directors may determine. The number of directors is currently fixed at eight and there are currently eight members serving on our board of directors. The nominating and governance committee has recommended, and our board of directors has nominated, the eight current members of our board of directors to stand for election at the annual general meeting. All nominees elected as directors will serve one year terms until the next annual general meeting of shareholders. In the event any new nominees are appointed as directors after this annual general meeting, they will be required to stand for election at the next annual general meeting and each annual general meeting of shareholders thereafter if nominated to do so.

Our director nominees for the 2017 annual general meeting are Tudor Brown, Peter A. Feld, Richard S. Hill, Oleg Khaykin, Matthew J. Murphy, Michael Strachan, Robert E. Switz and Dr. Randhir Thakur.

Biographical information for the nominees can be found immediately following this proposal. We have been advised that each of our nominees is willing to be named as such herein and each of the nominees is willing to serve as a director if elected. However, if one or more of the director nominees should be unable to serve as a director, the proxy holders may vote for a substitute nominee recommended by the nominating and governance committee and approved by our board of directors.

Board Recommendation and Required Vote

Our board of directors recommends that you vote FOR the nominees for director identified above.

Unless authority to do so is withheld, the proxy holders named in the proxy card will vote the shares represented thereby FOR the election of each such nominee. Assuming the presence of a quorum, the required vote is the affirmative vote of a simple majority of votes cast and entitled to vote at the annual general meeting. Abstentions are included in the calculation of votes cast and will have the same effect as an “against” vote with respect to the election of such director. Broker non-votes will be entirely excluded from the vote and will have no effect on the outcome.

If the proposal for the appointment of a director nominee does not receive the required affirmative vote of a simple majority of the votes cast, then the director will not be appointed and the position on our board of directors that would have been filled by the director nominee will become vacant. Our board of directors has the ability to fill the vacancy upon the recommendation of the nominating and governance committee, in accordance with the Bye-laws, with that director subject to election by our shareholders at the next following annual general meeting of shareholders.

DIRECTOR NOMINEES

Name	Age	Position(s)	Director Since
Richard S. Hill	65	Chairman of the Board of Directors	2016
Matthew J. Murphy	44	Director, President and Chief Executive Officer	2016
Tudor Brown	58	Director	2016
Peter A. Feld	38	Director	2016
Oleg Khaykin	52	Director	2016
Michael Strachan	68	Director	2016
Robert E. Switz	70	Director	2016
Randhir Thakur, Ph.D.	54	Director	2012

Richard S. Hill has served as our Chairman of the Board of Directors since May 2016 and served as our Interim Principal Executive Officer from July 2016 through September 8, 2016. Mr. Hill has served as a member of the board of directors of Xperi Corporation (formerly known as Tessera Technologies) since August 2012 and as Chairman of its board since March 2013. Mr. Hill also served as Xperi’s Interim Chief Executive Officer from April 15, 2013 until May 29, 2013. Mr. Hill previously served as the Chairman and Chief Executive Officer and member of the board of directors of Novellus Systems Inc. until its acquisition by Lam Research Corporation in June 2012. Before joining Novellus in 1993, Mr. Hill spent 12 years with Tektronix Corporation, a leading designer and manufacturer of test and measurement devices. Presently, Mr. Hill is a member of the boards of directors of Autodesk, Inc., Arrow Electronics, Inc., Cabot Microelectronics Corporation, and Yahoo, Inc. (see below). Mr. Hill received a Bachelor of Science in Bioengineering from the University of Illinois in Chicago and a Master of Business Administration from Syracuse University.

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Mr. Hill brings to his role as Chairman of the Board his extensive expertise in executive management and engineering for technology companies, as well as considerable directorial and governance experience developed through his service on the boards of directors of several public companies.

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On January 9, 2017, Yahoo! Inc. disclosed that immediately following the closing (the “Closing”) of the previously announced pending sale by Yahoo of its operating business to Verizon Communications Inc., Mr. Hill has indicated his intention to resign from its board effective upon the Closing. On April 17, 2017, Yahoo disclosed that Mr. Hill had notified Yahoo that he will not stand for re-election at its annual meeting of shareholders in the event the Closing does not occur.

Matthew J. Murphy has served as our President and Chief Executive Officer and a director since July 11, 2016. Mr. Murphy joined Marvell from Maxim Integrated, where he spent 22 years with increasing responsibilities in sales and business unit leadership. Most recently, he was Executive Vice President, Business Units, Sales and Marketing. In that capacity, he had company-wide profit and loss responsibility, leading all product development, sales and field applications, marketing, and central engineering. From 2011 to 2015, he was Senior Vice President of the Communications and Automotive Solutions Group, leading the team that developed differentiated solutions for those markets. From 2006 to 2011, he was Vice President, Worldwide Sales & Marketing during a time when Maxim’s sales expanded significantly. Prior to 2006, he served in a variety of business unit management and customer operations roles. Mr. Murphy holds a Bachelor of Arts in English from Franklin & Marshall College and is a graduate of the 2010 Stanford Executive Program.

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Mr. Murphy brings to the board both extensive industry knowledge and, as a result of his day-to-day involvement in Marvell’s business, insight and information related to the Company’s strategy, financial condition, operations, competitive position and business.

Tudor Brown has served as a director since December 2016. Mr. Brown, who has decades of leadership experience in the semiconductor industry, also serves on the boards of the Lenovo Group, Xperi Corporation (formerly known as Tessera Technologies), and the Semiconductor Manufacturing International Corporation. Previously, Mr. Brown was one of the founding members and, until May 2012, President of ARM Holdings plc, a publicly-traded semiconductor IP and software design company, now a wholly-owned subsidiary of the Softbank Group. During his tenure, he served in a range of leadership roles, including Chief Technical Officer, Chief Operating Officer and President. He also served for more than a decade on the company’s board of directors through his retirement in May 2012. Earlier in his career, Mr. Brown served on the boards of P2i and ANT Software, and held leadership engineering roles at Acorn Computers and Sension. Mr. Brown, who earned an MA in Electrical Sciences from Cambridge University, holds a patent in low-power logic, and has been honored both as a Fellow of the Institution of Engineering and Technology, and as a Fellow of the Royal Academy of Engineering.

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Mr. Brown brings to the board his experience as a founder and senior executive of one of the world’s most successful semiconductor technology and licensing companies, along with his strong operational experience and deep industry knowledge.

Peter A. Feld has served as a director since May 2016. Mr. Feld has been a Managing Member and the Head of Research of Starboard Value LP (an investment fund) since 2011. Prior to joining Starboard, Mr. Feld served as a Managing Director of Ramius LLC and as a Portfolio Manager of Ramius Value and Opportunity Master Fund Ltd. from November 2008 to April 2011. He currently serves as a director of The Brink’s Company, a provider of security-related services, and Insperity, Inc., a provider of human resources and business performance solutions (see below). During the past five years, Mr. Feld has also served as a director of Darden Restaurants, Inc., Xperi Corporation (formerly known as Tessera Technologies), Integrated Device Technology, Inc., Unwired Planet, Inc. and Sea Change International, Inc. Mr. Feld received a Bachelor of Arts in economics from Tufts University.

•	Mr. Feld brings to the board his extensive knowledge of the capital markets and corporate governance practices as a result of his investment and private equity background.

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On April 13, 2017, Insperity, Inc. announced that Mr. Feld had notified the company of his decision not to stand for re-election to the board of directors when his current term expires at Insperity’s 2017 Annual Meeting of Stockholders, which is expected to be held in June 2017.

Oleg Khaykin has served as a director since May 2016. Mr. Khaykin has served as the President and Chief Executive Officer and a member of the board of directors of Viavi Solutions, a provider of network and service enablement solutions, since February 2016. Prior to joining Viavi, Mr. Khaykin was a Senior Advisor at Silver Lake Partners. From March 2008 to January 2015, he was President and Chief Executive Officer and a member of the board of directors of International Rectifier, a maker of power semiconductors, which was acquired by Infineon Technologies AG. Before joining International Rectifier, Mr. Khaykin served most recently as the Chief Operating Officer of Amkor Technology, Inc., a provider of semiconductor assembly and test services. Mr. Khaykin was previously a member of the board of directors of Zarlink Semiconductor Inc. and the board of directors of Newport Corporation from 2010 until April 2016 when the company was acquired by MKS Instruments. Mr. Khaykin received a Bachelor of Science in Electrical Engineering from Carnegie-Mellon, and a Master of Business Administration from Northwestern University’s J.L. Kellogg Graduate School of Management.

•	Mr. Khaykin brings to the board his extensive experience in the semiconductor industry, combined with significant executive management experience.

Michael Strachan has served as a director since May 2016. From March 2009 to May 2014, he was a director at LSI Logic, including Chairman of the Audit Committee for most of that time. Mr. Strachan retired from Ernst & Young LLP in December 2008. From July 2007 until December 2008, he was a member of Ernst & Young’s America’s Executive Board, which oversaw the firm’s strategic initiatives in North and South America. From July 2006 to December 2008, he was a member of Ernst & Young’s U.S. Executive Board, which oversaw partnership matters in the U.S. for the firm. From July 2000 through December 2008, he was Vice Chairman and Area Managing Partner for Ernst & Young offices between San Jose, California and Seattle, Washington, and was responsible for oversight of the firm’s operations in that area. He began his career at Ernst & Young in 1976. Mr. Strachan holds a Bachelor of Science in Accounting from Northern Illinois University.

•	Mr. Strachan brings to the board deep expertise relating to finance and accounting matters and extensive business management, governance and leadership experience.

Robert E. Switz has served as a director since May 2016. Mr. Switz has served as the Chairman of the Board of Micron Technology, Inc. since 2012. He was the Chairman, President and Chief Executive Officer of ADC Telecommunications, Inc., (“ADC”), a supplier of network infrastructure products and services from August 2003 until December 2010, when Tyco Electronics Ltd. acquired ADC. Mr. Switz joined ADC in 1994 and throughout his career there held numerous leadership positions. Prior to ADC, Mr. Switz spent six years at Burr-Brown Corporation, most recently as Chief Financial Officer, Vice President of European Operations and Director of the Systems and Ventures Business. Mr. Switz serves on the board of directors of Gigamon Inc., and previously served as a director of GT Advanced Technologies and as lead independent director of Broadcom Corporation until its merger with Avago Technologies Limited. Mr. Switz received a Bachelor of Science in Business Administration from Quinnipiac University and a Master of Business Administration in Finance from the University of Bridgeport.

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Mr. Switz brings to the board his extensive global operations, financial and general management experience and expertise, as well as considerable directorial and governance experience developed through his service on the boards of directors of several public companies.

Dr. Randhir Thakur has served as a director since June 2012. He was executive vice president and general manager of the Silicon Systems Group at Applied Materials, Inc., which comprised the entire portfolio of semiconductor manufacturing systems at Applied Materials. After rejoining Applied Materials in May 2008, Dr. Thakur served in various executive positions, including senior vice president and general manager of the Display and Thin Film Solar group. From 2005 to May 2008, Dr. Thakur worked at SanDisk Corporation, a supplier of innovative flash memory data storage products, where he served as executive vice president of Technology and Fab Operations and head of Worldwide Operations. From 2000 to 2005, Dr. Thakur held a number of roles within various semiconductor product groups at Applied Materials, including group vice president and general manager of Front End Products. Dr. Thakur holds close to 300 patents and has published more than 200 papers. Dr. Thakur holds a Bachelor of Science with honors in Electronics and Telecommunications Engineering from the National Institute of Technology, Kurukshetra, India, a Master of Science in Electrical Engineering from the University of Saskatchewan, Canada and a Ph.D. in Electrical Engineering from the University of Oklahoma.

•	Dr. Thakur brings to the board a wealth of experience in the semiconductor and consumer electronics industry, along with his knowledge of the Company’s historical business practices.

There are no family relationships among any of our director nominees and executive officers.

CORPORATE GOVERNANCE AND

MATTERS RELATED TO OUR BOARD OF DIRECTORS

Shareholder Engagement and Corporate Governance

We believe that regular, transparent communication with our shareholders and other stakeholders is essential to Marvell’s long-term success. We value the views of our shareholders and other stakeholders, and the input that we receive from them is a cornerstone of our corporate governance practices.

Since the beginning of fiscal 2017, we have undergone significant organizational transformation, including significant changes in our board of directors and management team, and our new board and management team have made a significant effort to engage with our shareholders and other stakeholders. Members of our management team met with a significant number of our shareholders to discuss our financial and financial performance, capital allocation, corporate governance and executive compensation practices, and to solicit feedback on these and a variety of other topics. In March 2017, we held our first Investor Day conference in New York City. In addition, it is the policy of the nominating and governance committee to engage annually with our shareholders who hold more than 5% or more of our outstanding common shares as of December 31 of each year and to discuss with such shareholders desirable skills and attributes for members of our board. Our engagement activities have resulted in our receiving valuable feedback from our shareholders and other stakeholders who have provided important external viewpoints that inform our decisions and our strategy.

We believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of the Company and our shareholders. In particular, we have adopted the following policies and procedures, a number of which were implemented with the approval of our shareholders at our 2016 annual general meeting held in November:

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Majority vote in uncontested director elections. If a director nominee does not receive the affirmative vote of a simple majority of the votes cast at a meeting for an uncontested election of directors, then the director will not be appointed and the position on our board of directors that would have been filled by the director nominee will become vacant.

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Proxy access. We adopted proxy access, which permits a shareholder, or a group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials qualifying director nominees constituting up to the greater of (i) 20% of the board of directors (rounded down) or (ii) two directors.

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Shareholder voting on specified matters. We amended our Bye-laws to permit the amendment of our Bye-laws and the approval of business combinations by a simple majority of votes cast at a meeting. Prior to these amendments, these matters required approval of a supermajority of our shareholders.

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Removal of directors. We amended our Bye-laws to permit shareholders to remove directors with or without cause upon the vote of a simple majority of votes cast at a meeting. Prior to this amendment, directors could only be removed for cause with approval of a supermajority of our shareholders, and no more than one-third of the board could be removed at any one time.

Corporate Governance Guidelines

Our board of directors has adopted a set of corporate governance guidelines and practices to establish a framework within which it will conduct its business. The corporate governance guidelines and practices provide, among other things, that:

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In the absence of a non-executive Chairman of the Board, our board of directors shall designate a lead independent director who, among other duties, is responsible for presiding over executive sessions of independent directors. Currently, the roles of Chairman and CEO are separate.

•	A majority of the directors must be independent.

•	Our board of directors shall appoint all members of the board committees.

•	The nominating and governance committee screens and recommends board candidates to our board of directors.

•	The audit committee, ECC and nominating and governance committee must consist solely of independent directors.

•	The independent directors shall meet regularly in executive session without the presence of the non-independent directors or members of our management.

We also provide our directors annual training events on issues facing us and on subjects that would assist the directors in discharging their duties. Our board of directors may modify the corporate governance guidelines and practices from time to time, as appropriate. The corporate governance guidelines and practices can be found on our website at www.marvell.com/investors/governance.jsp. The corporate governance guidelines and practices were last revised in December 2016.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct for Employees, Officers and Directors that applies to all of our directors, officers (including our principal executive officer, our principal financial officer, our principal accounting officer, our controller and any person performing similar functions) and our employees. This Code of Ethics was most recently amended in August 2013. We will disclose future amendments to or waivers from our Code of Ethics and Business Conduct for Employees, Officers and Directors on our website or in a Current Report on Form 8-K filed with the SEC within four business days following the date of such amendment or waiver. Our Code of Ethics and Business Conduct for Employees, Officers and Directors is available on our website (www.marvell.com) in the Corporate Governance section of our Investor Relations webpage. None of the material on our website is part of this proxy statement or is incorporated by reference herein.

Compensation Committee Interlocks and Insider Participation

From February 2016 through May 1, 2016, the ECC of the board of directors consisted of Dr. Juergen Gromer (Chairman), Dr. John Kassakian, Arturo Krueger and Dr. Randhir Thakur. On May 1, 2016, the membership of the ECC was reconstituted as follows: Oleg Khaykin (Chairman), Peter Feld, Dr. Gromer and Dr. Kassakian. Immediately following the 2016 Annual General Meeting of Shareholders held in November 2016, Dr. Gromer and Dr. Kassakian left the ECC and, in December 2016, Tudor Brown joined the ECC.

None of the members of the ECC who served during fiscal 2017 is a current or former officer or employee of us or our subsidiaries, or had any relationship with us not otherwise disclosed herein under applicable SEC rules. In addition, to our knowledge, there are no compensation committee interlocks between us and other entities involving our executive officers or directors who serve as executive officers or directors of such other entities.

Director Qualifications

We are required to have a majority of independent directors who meet the definition of “independent director” under applicable rules of the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and NASDAQ and SEC rules. Pursuant to our corporate governance guidelines, we are required to have at least one member of our board of directors who meets the criteria for an “audit committee financial expert” as defined by NASDAQ and the SEC. We also believe it is appropriate for our chief executive officer to participate as a member of our board of directors. Our corporate governance guidelines and practices provide that no individual who has attained the age of 75 as of the date of our annual general meeting of shareholders is eligible to be nominated for election at the annual general meeting, absent a waiver from the board of directors.

The nominating and governance committee believes that the following specific, minimum qualifications must be met by a nominee for the position of director:

•	The highest personal and professional ethics and integrity;

•	The ability to work together with other directors, with full and open discussion and debate as an effective, collegial group;

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Current knowledge and experience in our business or operations, or contacts in the community in which we do business and in the industries relevant to our business, or substantial business, financial or industry-related experience; and

•	The willingness and ability to devote adequate time to our business.

When making its determination whether a nominee is qualified for the position of director, the nominating and governance committee may also consider such other factors as it may deem in the best interests of the company and its shareholders, such as the following qualities and skills:

•	Relationships that may affect the independence of the director or conflicts of interest that may affect the director’s ability to discharge his or her duties;

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Diversity of perspective, opinion, experience and background of the proposed director, including the need for financial, business, academic, public sector or other expertise on our board of directors or its committees, as well as gender and ethnic diversity; and

•	The fit of the individual’s skills and experience with those of the other directors and potential directors compared to the Company’s needs.

When evaluating a candidate for nomination, the nominating and governance committee does not assign specific weight to any of these factors or believe that all of the criteria should necessarily apply to every candidate. However, the board is particularly focused on improving the board’s gender diversity.

Identifying and Evaluating Nominees for Director

The nominating and governance committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of our board of directors. Candidates considered for nomination to our board of directors may come from several sources, including current and former directors, professional search firms and shareholder nominations. The nominating and governance committee will consider all persons recommended in the same manner, regardless of the source of nomination.

A shareholder seeking to recommend a prospective nominee for the nominating and governance committee’s consideration should submit the candidate’s name and qualifications to our Secretary at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda. The nominating and governance committee will consider candidates recommended by shareholders in the same manner as candidates recommended to the nominating and governance committee from other sources. Nominees for director are evaluated by the nominating and governance committee, which may retain the services of a professional search firm to assist them in identifying or evaluating potential nominees.

We amended our Bye-laws to permit proxy access for shareholders. Shareholders who wish to nominate directors for inclusion in our proxy statement or directly at an Annual Meeting in accordance with the procedures in our Bye-laws should see “Future Shareholder Proposals and Nominations for the 2018 Annual General Meeting” on page 69 of this proxy statement for further information.

Board Leadership Structure

At the present time, the roles of Chief Executive Officer and Chairman of the Board are separate. In May 2016, Richard S. Hill was appointed to the board and designated as its non-executive Chairman. Because we have a non-executive Chairman, the independent directors on the board have not designated a lead independent director. However, in the event the independent board members would designate a lead independent director, his or her duties are set forth in our corporate governance guidelines and practices described above.

Board Meeting Attendance

There were twenty-two meetings of our board of directors in fiscal 2017, as well as numerous committee meetings. Each director attended at least 75% of the total number of meetings of our board of directors and committees on which such director served. The independent directors met regularly in executive sessions without the presence of the non-independent directors or members of our management.

Committees of our Board of Directors

Our board of directors has three standing committees: the audit committee, the executive compensation committee and the nominating and governance committee. Committee membership since our 2016 annual general meeting of shareholders was as follows, other than with respect to Mr. Brown who joined the board and the ECC in December 2016:

Name	Audit Committee	ECC	Nominating and Governance
Tudor Brown	—	Member	—
Peter A. Feld	—	Member	Chair
Richard S. Hill (Chairman of the Board)	—	—	—
Oleg Khaykin	—	Chair	Member
Michael Strachan	Member	—	—
Robert E. Switz	Chair	—	—
Randhir Thakur, Ph.D.	Member	—	Member
Number of Meetings Held During FY17	22	18	7

Our board of directors has adopted written charters for each of these committees, copies of which are available on our website at www.marvell.com/investors/governance.jsp. Each of the committee charters is reviewed annually by the respective committee, which may recommend appropriate changes for approval by our board of directors. All of the committee charters were last revised in December 2016.

Audit Committee

From February 2016 through May 1, 2016, the audit committee was composed of Dr. Juergen Gromer (Chairman), Arturo Krueger, Dr. John Kassakian and Dr. Randhir Thakur. In May 2016, the audit committee was reconstituted as follows: Mr. Switz (Chairman), Dr. Gromer, Dr. Kassakian and Mr. Strachan. On November 8, 2016, Dr. Gromer and Dr. Kassakian ceased to be members of the audit committee. Shortly thereafter, Dr. Thakur was appointed to the audit committee.

The audit committee’s responsibilities are generally to assist our board of directors in fulfilling its responsibility to oversee management’s conduct of our accounting and financial reporting process. The audit committee also, among other things, appoints an independent registered accounting firm, oversees our internal audit function and the independent registered public accounting firm, and reviews and discusses with management and our independent registered public accounting firm the adequacy and effectiveness of our internal control over financial reporting as reported by management. Beginning in September 2016, the audit committee reviews, ratifies and/or approves related party transactions, a responsibility that had been assigned previously to the nominating and governance committee. The audit committee typically meets three times each quarter and at such additional times as are necessary or advisable.

Our board of directors has determined that each member of the audit committee meets the applicable independence, experience and other requirements of the Exchange Act, NASDAQ and the SEC. Our board of directors has determined that each of Mr. Strachan and Mr. Switz is an “audit committee financial expert” as defined by applicable NASDAQ and SEC rules.

Executive Compensation Committee (“ECC”)

From February 2016 through May 1, 2016, the ECC consisted of Dr. Juergen Gromer (Chairman), Dr. John Kassakian, Arturo Krueger and Dr. Randhir Thakur. On May 1, 2016, the ECC was reconstituted as follows: Mr. Khaykin (Chairman), Mr. Feld, Dr. Gromer and Dr. Kassakian. On November 8, 2016, Dr. Gromer and Dr. Kassakian ceased to be members of the ECC and, in December 2016, Mr. Brown joined the ECC.

The ECC has the authority to determine or recommend to the board the compensation for our chief executive officer and all other executive officers, is responsible for administering equity award programs for non-executive employees, reviews and recommends changes to our incentive compensation and other equity-based plans and administers executive officer compensation within the terms of any of our applicable compensation plans.

The ECC, or a subcommittee comprised of one director, meets monthly to approve new hire and secondary equity grants for non-executive officers and employees. The subcommittee met twelve times in fiscal 2017. For more detail with respect to our equity grant practices, please see “Executive Compensation — Other Factors Considered in Determining Executive Compensation — Equity Grant Practices” below.

Our board of directors has determined that each member of the ECC meets the applicable independence requirements of NASDAQ and the SEC. In addition, each member of the ECC is an “outside director” under Section 162(m), and a “non-employee director” under Section 16 of the Exchange Act.

Nominating and Governance Committee

From February 2016 through May 1, 2016, the nominating and governance committee was composed of Arturo Krueger (Chairman), Dr. Juergen Gromer, Dr. John Kassakian and Dr. Randhir Thakur. In May 2016, the nominating and governance committee was reconstituted as follows: Mr. Feld (Chairman), Mr. Khaykin, Mr. Krueger and Dr. Thakur. On November 8, 2016, Mr. Krueger ceased to be a member of the nominating and governance committee.

The nominating and governance committee is responsible for developing and implementing policies and practices relating to corporate governance and practices, including reviewing and monitoring implementation of our corporate governance guidelines. The nominating and governance committee also reviews outside director compensation and recommends any changes to the board of directors, makes recommendations to our board of directors regarding the size and composition of our board of directors and its committees, and screens and recommends candidates for election to our board of directors. During fiscal 2016 and through September 2016, the nominating and governance committee reviewed, ratified and/or approved related party transactions. The responsibility for reviewing and approving related party transactions was moved to the audit committee in September 2016. The nominating and governance committee also reviews periodically with the Chairman of the Board and the President and Chief Executive Officer the succession plans relating to positions held by executive officers.

Our board of directors has determined that each member of the nominating and governance committee meets the applicable independence requirements of NASDAQ and the SEC.

Role of Compensation Consultants and Conflict of Interest with Respect Thereto

The ECC engages executive compensation consulting firms to provide advice and market data relating to executive compensation. Such compensation consulting firms serve at the discretion of the ECC. Mercer was engaged for fiscal 2015, 2016 and 2017 and F.W. Cook was engaged for fiscal 2018. The compensation consultant serves at the discretion of the ECC to provide analysis, advice and guidance with respect to compensation.

The ECC charter provides that the ECC shall be directly responsible for the appointment, compensation and oversight of the work of any committee adviser retained by it, and the Company shall provide for appropriate funding, as determined by the ECC, for payment of (a) reasonable compensation to any committee adviser, and (b) ordinary administrative expenses of the ECC that are necessary or appropriate in carrying out its duties. The ECC may select a committee adviser, and receive advice from a committee adviser, only after taking into consideration all factors relevant to that person’s independence from the Company’s management, specifically including the following:

•	The provision of other services to the Company by the committee adviser’s employer;

•	The amount of fees received from the Company by the committee adviser’s employer, as a percentage of the total revenue of the committee adviser’s employer;

•	The policies and procedures of the committee adviser’s employer that are designed to prevent conflicts of interest;

•	Any business or personal relationship of the committee adviser with a member of the ECC;

•	Any stock of the Company owned by the committee adviser; and

•	Any business or personal relationship of the committee adviser or the committee adviser’s employer with an executive officer of the Company.

During fiscal 2013, the SEC issued new rules under the Dodd-Frank Act concerning compensation consultant independence. Under these rules, the ECC must determine whether any work completed by a compensation consultant raised any conflict of interest, after taking into account the six independence-related factors listed above. For fiscal 2017, the ECC reviewed these six factors in their totality as they apply to Mercer and F.W. Cook and identified no conflicts of interest.

Additional information concerning the compensation policies and objectives established by the ECC and the respective roles of our Chief Executive Officer and the compensation consultants in assisting with the determination of compensation for each of the executive officers named in the Summary Compensation Table, referred to in this proxy statement as our “named executive officers,” is included under the heading “Executive Compensation.”

Director Nominations

The nominating and governance committee identifies, recruits and recommends to our board of directors, and our board of directors approves, director nominees for election at each annual general meeting of shareholders and new directors for election by our board of directors to fill vacancies that may arise. Under the Bye-laws, any director appointed by our board of directors is required to be voted upon by shareholders at our next annual general meeting of shareholders.

The nominees for election at this annual general meeting were recommended and approved by the nominating and governance committee and our board of directors, respectively. The nominating and governance committee will consider proposals for nomination from shareholders that are made in writing to our Secretary at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda that are timely and that contain sufficient background information concerning the nominee to enable proper judgment to be made as to his or her qualifications. For general information regarding shareholder proposals and nominations, see “Future Shareholder Proposals and Nominations for the 2018 Annual General Meeting” on page 69 in this proxy statement.

Shareholder Communications with Our Board of Directors

Our board of directors has established a process for shareholders to send communications to our directors. If you wish to communicate with our board of directors or individual directors, you may send your communication in writing to: Chief Administration and Legal Officer, Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, California 95054. You must include your name and address in the written communication and indicate whether you are a shareholder of Marvell. The chief legal officer (or other officer acting in such capacity) will compile all such communications and forward them to the appropriate director or directors or committee of our board of directors based on the subject matter, or to the director or directors to whom such communication is addressed.

Director Independence

Our board of directors has determined that, among the nonemployee nominees for director at this annual general meeting, each of Messrs. Brown, Feld, Hill, Khaykin, Strachan and Switz and Dr. Thakur is “independent” as such term is defined by the rules and regulations of NASDAQ and the SEC. For a director to be considered independent, our board of directors must affirmatively determine that neither the director nor any member of his or her immediate family has had any direct or indirect material relationship with us within the previous three years.

Our board of directors considered relationships, transactions and/or arrangements with each of the directors and concluded that none of the seven nonemployee directors, or any of his immediate family members, has or has had within the previous three years any relationship with us that would impair his independence.

Board’s Role in Risk Oversight

Our board of directors has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our board of directors regularly reviews information regarding our liquidity, intellectual property, significant litigation matters and operations, as well as the risks associated with each of such items. Our ECC is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, as well as our compensation plans that generally apply to all employees. The audit committee oversees management of financial, legal and IT compliance and security risks, as well as business continuity planning and enterprise risk management. The nominating and governance committee manages risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks.

During fiscal 2017, our board of directors received reports on the most important strategic issues and risks facing Marvell. In addition, our board of directors and its committees receive regular reports from our head of internal audit, our chief legal officer and other senior management regarding enterprise risk management, litigation and legal matters, compliance programs and risks and other applicable risk-related policies, procedures and limits. We believe that our leadership structure supports the risk oversight function. As indicated above, certain important categories of risk are assigned to committees that review, evaluate and receive management reports on risk.

Risks Related to Our Compensation Policies and Practices

As noted above, our ECC is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, as well as our compensation plans that generally apply to all employees. In February 2017, the ECC asked F.W. Cook, the Committee’s compensation consultant, to perform a risk assessment of our compensation programs for (i) the named executive officers, (ii) the broad-based employee population, and (iii) our sales professionals. The risk assessment was reviewed in March 2017. The purpose of the review was to determine whether such programs might encourage inappropriate risk taking that could result in a material adverse effect on the Company. F.W. Cook, with the help of our management, reviewed these programs, taking into consideration:

•	Pay mix;

•	Caps on incentive pay;

•	Performance measures;

•	Funding mechanisms; and

•	Plan governance.

The annual risk assessment concluded that Marvell’s pay program does not contain incentives to take risk that could have a material adverse effect on the Company, and specifically noted that:

•	Marvell’s executive pay program is within a reasonable market range in terms of amount, with all executives in a median range compared to a peer group that is similar in size;

•	All executives participate in the same corporate Annual Incentive Plan (“AIP”) and most other employees are in the Performance Reward Program that uses the same metrics and weightings;

•	The AIP bonus plan is capped at two times target, both individually and in the aggregate, so the ability to leverage up a short-term cash reward at the expense of the long-term is properly balanced;

•

The equity program is focused on long-term performance and vesting in a manner that averages across different types of long-term performance, which moderates risk-taking incentives because no single action or accomplishment can singlehandedly pay off by an excessive amount;

•	Director ownership guidelines provide as set forth below;

•

Executive stock ownership guidelines for the CEO (five times base salary) and other named executive officers (two times base salary) are required to be achieved within five years of hire or promotion; and

•	The Company’s insider trading policy prohibits hedging transactions and short sales.

Director Stock Ownership Guidelines

Each director is expected, within five years of joining our board of directors or, for members of our board directors as of the most recent update to the stock ownership guidelines (effective September 13, 2016), to own common shares with a value equal to five times his or her annual cash retainer. Each of our current nonemployee directors has time remaining to comply with the stock ownership guidelines as of the Record Date.

Annual General Meeting Attendance

Although directors are encouraged to attend annual general meetings of shareholders, we do not have a formal policy requiring such attendance. Three of our current independent directors attended the 2016 annual general meeting held in November 2016. Our 2017 annual general meeting will be held on the same date as a meeting of the board of directors in order to facilitate director attendance at the meeting.

Compensation of Directors

Nonemployee directors (“Outside Directors”) receive both cash and equity compensation for their service as directors. Directors who are also employees of Marvell during their board service do not receive any additional compensation for their service as directors.

The nominating and governance committee is responsible for reviewing the director compensation program and recommending any changes to the board. In May 2016, the nominating and governance committee reviewed our directors’ compensation relative to the peer group established for fiscal 2017 executive compensation benchmarking. The committee noted that the board of directors pay program is at or above the peer group median across all elements. Therefore, it determined that no changes to the compensation program would be made for fiscal 2017, other than providing for payment of a fee to the non-executive chairman of the board in the amount of $60,000 per year, which was set at median for the peer group.

Cash Compensation

In fiscal 2017, we paid the following fees to our Outside Directors for their services:

Cash Compensation Element	Cash Compensation Program for Fiscal 2017
Annual Retainer	$60,000
Chairman Fee	$60,000
Audit Committee Chairmanship	$25,000
Audit Committee Member	$12,500
Executive Compensation Committee Chairmanship	$20,000
Executive Compensation Committee Member	$10,000
Nominating and Governance Committee Chairmanship	$15,000
Nominating and Governance Committee Member	$7,500

The retainer fees are paid in quarterly installments in arrears and are prorated as appropriate. Directors serving on a committee receive either the applicable chairmanship fee or the ordinary membership fee, but not both. Outside Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at board of directors and committee meetings. For a summary of the fiscal 2017 cash compensation paid to our Outside Directors, please see the Director Compensation Table below.

Beginning in September 2016, Outside Directors have the ability to elect to take their cash compensation in the form of the Company’s common stock. Such election must be made during an open trading window in accordance with the Company’s trading policies. None of the Outside Directors has made such an election as of the date of this proxy statement.

Equity Compensation

Our Outside Directors are eligible to receive equity awards under the 1995 Stock Option Plan. Each Outside Director who is elected or appointed at the annual general meeting of shareholders is automatically granted, immediately following the annual general meeting of shareholders, a restricted stock unit (“RSU”) award (the “Annual RSU Award”) for a number of shares with an aggregate fair market value equal to $220,000. The Annual RSU Award vests as to 100% of the shares on the earlier of the one year anniversary of the date of grant or the next annual general meeting of shareholders. If a board member joins the board on a date after the annual general meeting of shareholders, the Annual RSU Award is pro-rated based on the board member’s length of service from joining the board until the date of the next annual general meeting.

During a portion of fiscal 2017, the Company was unable to grant equity due to its failure to file timely financial reports with the SEC. In August 2016, the nominating and governance committee recommended to the board that Outside Directors who had been appointed to the board of directors on or after May 1, 2016 (i.e., Messrs. Feld, Hill, Khaykin, Strachan and Switz) be granted an RSU award for a number of shares equal to a pro-rated portion of the Annual RSU Award amount based on the number of days of their board service from the date of their appointment until June 30, 2016 (the date the 2016 annual general meeting was originally scheduled to be held) divided by $11.42, the price of the Company’s common stock on August 11, 2016, the first trading day after the Company became current in its filings with the SEC. As a result, on August 11, 2016, Mr. Feld, Mr. Hill, Mr. Khaykin and Mr. Switz were granted 3,246 fully vested RSUs and Mr. Strachan was granted 2,380 fully vested RSUs.

In addition, the Company’s inability to timely file its annual report on Form 10-K for fiscal 2016 caused a delay in the holding of the Company’s annual general meeting of shareholders, which is usually held in June of each year. As a result, the Annual RSU Award was delayed until after the annual general meeting on November 8, 2016. At that time, each Outside Director who was elected at the annual general meeting of shareholders on November 8, 2016 was granted an Annual RSU Award for 17,322 shares having a value of $220,000 on the date of grant and which will vest in full on the earlier of the date of the next annual general meeting of shareholders or the one year anniversary of the date of grant.

In December 2016, Tudor Brown joined the board and was granted his Annual RSU Award for the number of shares equal to his pro-rated service on the board from December 7, 2016 through the approximate date of the 2017 annual general meeting of shareholders, or 8,011 shares, that will vest at the same time as those granted on November 8, 2016.

Additional One-Time Cash and Equity Compensation to Board Chairman for Service as Interim PEO

On July 12, 2016, the board of directors appointed Mr. Hill as Interim Principal Executive Officer (“PEO”) of the Company in light of Mr. Hill’s role in overseeing the operations of the Company, including the preparation of the filing of certain reports, including its Annual Report on Form 10-K for the 2016 fiscal year, its Quarterly Report on Form 10-Q for the quarter ended April 30, 2016 and its Quarterly Report on Form 10-Q for the quarter ending July 30, 2016 (the “Q2 Form 10-Q”), in his capacity of Chairman of the Board of the Company. Mr. Hill served as Interim PEO until after the Company completed the filing of the Q2 Form 10-Q on September 8, 2016. Immediately following the filing of the Q2 Form 10-Q, Mr. Murphy assumed the role of principal executive officer of the Company.

Prior to the appointment of Mr. Hill as Interim PEO, the nominating and governance committee, in consultation with Mercer, the ECC’s compensation consultant, reviewed compensation practices for companies that had appointed a board member to the position of interim principal executive officer and found a wide range of practices. The nominating and governance committee took into account Mr. Hill’s role in overseeing the operations of the Company as described above and the length of time Mr. Hill was expected to be in the Interim PEO role when recommending to the board that Mr. Hill be paid $225,000 in cash and granted an award of fully vested shares of the Company’s common stock with a value of $225,000 at the time of issuance. The board subsequently approved Mr. Hill’s compensation as Interim PEO and appointed him to that position on July 12, 2016, as described above.

Please see the Summary Compensation Table in this proxy statement for information regarding Mr. Hill’s compensation for fiscal 2017.

Director Compensation Table — Fiscal 2017

The following table sets forth the total compensation paid to each of our Outside Directors serving in such capacity during any portion of fiscal 2017. Because Mr. Hill and Dr. Sutardja each served as the Company’s principal executive officer for a portion of fiscal 2017, information with respect to compensation paid to each of them for their board service is contained in the Summary Compensation Table of this proxy statement and is not included below.

Board Members	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Tudor Brown(2)	$10,566	113,203	$123,769
Weili Dai(3)(4)	$36,264	—	$36,264
Peter A. Feld	$69,375	252,919	$322,294
Juergen Gromer, Ph.D.(3)	$77,040	—	$77,040
John G. Kassakian, Sc.D.(3)	$63,915	—	$63,915
Oleg Khaykin	$73,125	252,919	$326,044
Arturo Krueger(3)	$71,669	—	$71,669
Michael Strachan	$54,375	243,029	$297,404
Robert E. Switz	$73,125	252,919	$326,044
Randhir Thakur, Ph.D.	$75,632	215,949	$291,481

(1)	The dollar value of RSUs shown represents the grant date fair value calculated on the basis of the fair market value of the underlying common shares on the grant date, based on the closing market price on such date. The actual value that a director will realize on each RSU award will depend on the price per share of our common shares at the time shares underlying the RSUs are sold. There can be no assurance that the actual value realized by a director will be at or near the grant date fair value of the RSUs awarded.
(2)	Mr. Brown joined the board in December 2016.
(3)	Directors Dai, Gromer, Kassakian and Krueger left the board effective November 8, 2016.
(4)	Ms. Dai was not eligible to receive cash compensation as an Outside Director until after April 1, 2016 when she left the Company’s employment but remained on the board of directors. She did not receive equity grants for her service on the board of directors.

The following table provides the number of shares subject to outstanding RSUs and stock options held at January 28, 2017 for each Outside Director (other than Mr. Hill and Dr. Sutardja) serving in that capacity during any portion of fiscal 2017, as applicable. All of the stock options are vested. No Outside Director currently receives stock options as compensation for his board service. Please see “Outstanding Equity Awards at Fiscal 2017 Year-End” for information regarding Mr. Hill’s outstanding equity awards. Dr. Sutardja had no outstanding equity awards at the end of fiscal 2017.

Board Members	Total RSU Awards Outstanding (#)	Total Stock Options Outstanding (#)
Tudor Brown	8,011	—
Weili Dai(1)	—	—
Peter A. Feld	17,322	—
Juergen Gromer, Ph.D.(1)	—	74,000
John G. Kassakian, Sc.D.(1)	—	71,000
Oleg Khaykin	17,322	—
Arturo Krueger(1)	—	36,000
Michael Strachan	17,322	—
Robert E. Switz	17,322	—
Randhir Thakur, Ph.D.	17,322	50,000

(1)	Directors Gromer, Kassakian and Krueger left the board effective November 8, 2016, and their unvested restricted stock units, if any, were forfeited at that time. Ms. Dai was not eligible for equity grants for her service on the board of directors. All outstanding restricted stock units vest on the date of the 2017 Annual General Meeting of Shareholders.

PROPOSAL NO. 2:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Under Section 14A of the Exchange Act, our shareholders are entitled to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation as a whole.

The ECC oversees the development and administration of our executive compensation program, including the underlying philosophy and related policies. Our primary business objective is to create long-term value for our shareholders. To achieve this objective, the executive compensation program is intended to achieve five primary objectives:

•	Market Competitive: Provide a market-competitive level of total compensation opportunity that reflects the individual executive’s role and ability to impact business performance.

•	Performance-Based: Establish an explicit link between compensation and both overall business results and shareholder returns over short- and long-term periods.

•	Long-Term Focused: Promote a long-term focus for our named executive officers through incentive compensation that vests over multiple years.

•	Aligned with Shareholders: Align the interests and objectives of our named executive officers and employees with furthering our growth and creating shareholder value through distribution of equity.

•	Equity Stake: Distribute equity to key employees to allow them to participate in the creation of shareholder value.

The ECC believes that both the elements and level of fiscal 2017 compensation for executive officers are consistent with the five primary objectives contained in our compensation philosophy as well as the overall goal of emphasizing sustained share price growth, and that the re-introduction of performance-contingent equity awards helps to further reinforce our compensation program objectives. Before casting your vote on this proposal, please carefully review the Compensation Discussion and Analysis to understand how our named executive officer compensation is designed.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote FOR the following resolution at the annual general meeting:

“RESOLVED, that, on an advisory and non-binding basis, the compensation of Marvell’s named executive officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures be and is hereby APPROVED.”

The say-on-pay vote is advisory and, therefore, not binding on us, the ECC or our board of directors. However, the say-on-pay vote will provide us information regarding investor sentiment about our executive compensation philosophy, policies and practices, which the ECC will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our ECC value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the ECC will evaluate whether any actions are necessary to address those concerns.

Board Recommendation and Required Vote

Our board of directors unanimously recommends that you vote FOR the approval of Proposal No. 2.

Unless authority to do so is withheld, the proxy holders named in the proxy card will vote the shares represented thereby FOR Proposal No. 2. Assuming the presence of a quorum, the required vote is the affirmative vote of at least a simple majority of votes cast and entitled to vote at the annual general meeting. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome.

PROPOSAL NO. 3:

ADVISORY VOTE ON THE FREQUENCY OF HOLDING

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our shareholders to indicate, at least once every six years, how frequently we should seek an advisory and non-binding vote to approve the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal No. 2 of this proxy statement. Our last vote on the frequency of “say on pay” proposals was in 2011 at which our shareholders voted in favor of an annual advisory vote to approve executive compensation, as recommended by our board of directors.

By voting on this Proposal No. 3, shareholders may indicate whether they would prefer an advisory and non-binding vote to approve named executive officer compensation every year, every two years or every three years. Shareholders may also abstain from voting. Our board of directors still believes that an annual advisory vote to approve executive compensation is the most appropriate alternative for the Company.

We continue to believe that an advisory say-on-pay vote should be conducted every year so that shareholders may annually express their views on the effectiveness of our executive compensation programs. We understand that our shareholders may have different views as to what is the best approach for us, and we look forward to hearing from our shareholders on this proposal.

Although the frequency vote is non-binding, the executive compensation committee and our board of directors will review the results of the vote and will consider shareholders’ views and take them into account in determining the frequency of future advisory votes to approve executive compensation.

Board Recommendation and Required Vote

Our board of directors unanimously recommends EVERY YEAR as the frequency with which shareholders are provided an advisory and non-binding vote to approve executive compensation. The option receiving the greatest number of votes cast (i.e., every year, every two years or every three years) will be considered the frequency selected by shareholders.

Unless authority to do so is withheld, the proxy holders named in the proxy card will vote the shares represented thereby for an annual vote as the frequency with which shareholders are provided an advisory and non-binding vote. Assuming the presence of a quorum, the vote receiving the greatest number of votes cast will be considered the frequency selected by shareholders at the annual general meeting. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome.

PROPOSAL NO. 4:

APPOINTMENT OF AUDITORS AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM, AND AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX REMUNERATION

In accordance with Section 89 of the Companies Act, our shareholders have the authority to appoint our auditors and independent registered public accounting firm and to authorize the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm. At the annual general meeting, shareholders will be asked to appoint Deloitte & Touche as our auditors and independent registered public accounting firm, and authorize the audit committee to fix the remuneration of the auditors and independent registered public accounting firm for the fiscal year ending February 3, 2108.

Board Recommendation and Required Vote

Our board of directors unanimously recommends that you vote FOR Proposal No. 4.

Unless authority to do so is withheld, the proxy holders named in the proxy card will vote the shares represented thereby FOR the appointment of Deloitte & Touche and the authorization of the audit committee to fix its remuneration. Assuming the presence of a quorum, the required vote is the affirmative vote of at least a simple majority of votes cast and entitled to vote at the annual general meeting. Abstentions and broker non-votes (unless the broker, bank or other nominee exercised discretionary authority to vote on such proposal) will be entirely excluded from the vote and will have no effect on the outcome. In the event that the shareholders do not re-appoint Deloitte & Touche at the annual general meeting, the existing auditors and independent registered public accounting firm shall hold office until a successor is appointed in accordance with Bermuda law and the Bye-laws.

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche has been our auditors and independent registered public accounting firm for the financial statements beginning February 22, 2016 for the fiscal year ended January 28, 2017. Representatives of Deloitte & Touche are expected to be present at the annual general meeting, and they will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to any appropriate questions from shareholders.

Fees Paid to Deloitte & Touche

In addition to retaining Deloitte & Touche to audit the consolidated financial statements for fiscal 2017, we retained Deloitte & Touche to provide certain other professional services in fiscal 2017. Because Deloitte & Touche was newly appointed in February 2016 and because our financial statements had been delayed and several material weaknesses were identified in our financial controls, and because we were the subject of an investigation by government agencies, fees for fiscal 2017 and fiscal 2016 were substantially higher than would typically be the case. The aggregate fees billed for fiscal 2017 and fiscal 2016 for each of the following categories of services are as follows:

Fees Billed to the Company	Fiscal 2017	Fiscal 2016
Audit fees(1)	$10,247,308	$13,598,256
Audit related fees(2)	544,575	—
Tax fees(3)	108,477	106,770
All other fees(4)	132,712	2,762,446	(5)

Total Fees	$11,033,072	$16,467,472

(1)	Includes fees for audit services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements.
(2)	Includes fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements, including procedures to support statutory requirements and certain due diligence related to acquisitions.
(3)	Includes fees for tax compliance and advice and foreign tax matters.
(4)	Includes fees for all other non-audit services, including permissible business and advisory consulting services and a subscription to an accounting regulatory database.
(5)	Includes an additional $2,746,146 related to the Company’s SEC and audit committee investigation that was accrued in fiscal 2016 and paid in fiscal 2017.

Policy on Pre-Approval and Procedures

The engagement of Deloitte & Touche for non-audit accounting and tax services performed for us is limited to those circumstances where these services are considered integral to the audit services that Deloitte & Touche provides or in which there is another compelling rationale for using its services. Pursuant to the Sarbanes-Oxley Act of 2002, all audit and permitted non-audit services for which the Company engages Deloitte & Touche require pre-approval by the audit committee. All audit and permitted non-audit service fees were pre-approved by the audit committee.

Section 10A(i)(3) of the Securities Exchange Act of 1934 permits an audit committee to delegate to one or more designated members of the audit committee who are independent directors of the board of directors the authority to grant pre-approvals required by such Section 10A(i). In February 2016, the audit committee approved a policy that allows the chairman of the audit committee to pre-approve audit and non-audit services to be provided by Deloitte & Touche without further approval of the full committee, on a case-by-case basis, provided the fees and expenses for such services do not exceed $250,000 per engagement and that all such pre-approvals are communicated to the full committee, for informational purposes only, at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended January 28, 2017. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the information by reference in such filing.

The audit committee has reviewed and discussed our audited financial statements with management. The audit committee has reviewed and discussed the audited financial statements with Deloitte & Touche LLP including such items as are required to be discussed by Auditing Standard No. 1301, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. The audit committee has received from the independent registered public accounting firm, Deloitte & Touche LLP, the written disclosures and the letter required by the Public Company Accounting Oversight Board, and the audit committee has discussed with Deloitte & Touche LLP the independence of the independent registered public accounting firm.

After review of the discussions and written correspondence described above, as well as such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to our board of directors that the audited financial statements for the last fiscal year be included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017. The audit committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending February 3, 2108, subject to our shareholders approving such appointment at the 2017 annual general meeting of shareholders.

The Audit Committee of the Board of Directors

Robert Switz, Chairman

Michael Strachan

Dr. Randhir Thakur

EXECUTIVE OFFICERS OF THE COMPANY

The following table shows information about our executive officers as of May 3, 2017:

Executives	Age	Position(s)
Matthew J. Murphy	44	President and Chief Executive Officer
Jean Hu	53	Chief Financial Officer
Daniel Christman	45	Executive Vice President, Storage Business Group
Mitchell Gaynor	57	Chief Administration and Legal Officer
Neil Kim	58	Chief Technology Officer
Christopher Koopmans	40	Executive Vice President, Networking and Connectivity
Thomas Lagatta	59	Executive Vice President, Worldwide Sales and Marketing
Andrew Micallef	52	Chief Operations Officer

Matthew J. Murphy is President and Chief Executive Officer (“CEO”) of Marvell Technology. He has led the Company since joining in July 2016 and also serves as a member of the Company’s board of directors. In his role as CEO, Matt is responsible for leading new technology development, directing ongoing operations and driving Marvell’s growth strategy. Prior to joining Marvell, Matt worked for Maxim Integrated for 22 years, where he advanced through a series of business leadership roles over two decades. Most recently, he was Executive Vice President, Business Units, Sales and Marketing. In this capacity he had company-wide profit and loss responsibility, leading all product development, sales and field applications, marketing and central engineering. From 2011 to 2015, he was Senior Vice President of the Communications and Automotive Solutions Group, leading the team that developed differentiated solutions for those markets. From 2006 to 2011, he was Vice President, Worldwide Sales & Marketing during a time when Maxim’s sales expanded significantly. Prior to 2006, he served in a variety of business unit management and customer operations roles. In prior roles, Matt led the company’s communications, data center, and automotive business groups, all of which experienced significant growth under his leadership. Matt earned a B.A. from Franklin & Marshall College, and is also a graduate of the Stanford Executive Program.

Jean Hu joined Marvell Technology in August 2016 as Chief Financial Officer (“CFO”). In this role, Jean is responsible for the Company’s financial planning and strategy, accounting and reporting, treasury and tax, as well as investor relations. Jean has a proven track record with almost 20 years of financial leadership in the semiconductor industry. She joined Marvell from QLogic Corporation, where she was SVP and CFO; she also held the Acting CEO role at QLogic from May 2013 to February 2014 and since August 2015. From 2004 to 2011, she held several senior positions at Conexant Systems, Inc., including CFO, Treasurer and SVP of Business Development. Jean earned a Ph.D. in Economics from Claremont Graduate University and a B.S. in Chemical Engineering from Beijing University of Chemical Engineering.

Daniel Christman has served as Executive Vice President of the Storage Business Group since January 2017. In this role, Dan oversees Marvell’s HDD, SSD and Networked Enterprise Storage solutions. Dan joined Marvell in 2016 as Executive Vice President of Strategic Planning, before assuming his current role in 2017. From March 2015 through August 2016, Dan served as Chief Marketing Officer at ESS Technology, where he was responsible for product roadmaps and strategy, as well as marketing and global customer relationships. Prior to that time, Dan spent 17 years at Maxim Integrated in various executive and general management roles, where he earned a reputation for his ability to identify new market trends, grow new revenue streams and transform struggling business units into profitable growth engines. From 2011 through 2015, he served as Maxim’s Vice President and General Manager of the Human Interface Business Unit. Dan earned a B.S. in Electrical Engineering from Rensselaer Polytechnic Institute and a B.S. in Physics from SUNY Oneonta.

Mitchell Gaynor has served as the Company’s Chief Administration and Legal Officer since April 2017, after serving as the Company’s Executive Vice President, Chief Legal Officer and Secretary since May 2016. Mitch oversees the Company’s human resources, legal, compliance and government affairs functions. From 2004 through 2015, Mitch served as General Counsel and held a variety of executive roles at Juniper Networks, Inc., most recently serving as Executive Vice President, General Counsel and Secretary. Previous to Juniper, he served as Vice President and General Counsel at Portal Software, Inc. from 1999 to 2004 and as General Counsel and other senior legal roles at Sybase, Inc. from 1993 to 1999. Mitch began his legal career at Brobeck, Phleger and Harrison, LLP in 1984. He holds a J.D. degree from the University of California, Hastings College of the Law, and a B.A. in history from the University of California, Berkeley.

Neil Kim joined the Company as Chief Technology Officer in April 2017. In this role, Neil oversees Marvell’s advanced technology and process development efforts. Prior to joining Marvell, Neil served as Executive Vice President of Operations and Central Engineering at Broadcom, where he was responsible for all centralized engineering development, global operations and procurement. During his 17-year tenure at Broadcom, he also held a variety of senior management positions in engineering. Prior to joining Broadcom in 2000, he was the Vice President of Engineering at Western Digital. A holder of 33 patents, Neil earned his B.S. in Electrical Engineering from the University of California, Berkeley.

Christopher Koopmans has served as Executive Vice President, Networking and Connectivity (formerly known as the Smart Networked Devices and Solutions Business Group) since July 2016. Prior to joining Marvell in 2016, Chris served as Vice President and General Manager of Service Provider Platforms at Citrix Systems from July 2012 through May 2016, where he drove the company’s strategy for the communications service-provider market. Chris joined Citrix with the acquisition of ByteMobile in 2012, a company he had co-founded and served as Chief Operating Officer. During his tenure at ByteMobile, Chris was instrumental in defining and executing the company’s strategy for video optimization and traffic management products. Before joining ByteMobile, he worked as an engineer at Intel Corporation and SGI. Chris earned a B.S. from the University of Illinois and was subsequently awarded a National Science Foundation Graduate Research Fellowship. He has 15 patents issued or pending.

Thomas Lagatta has served as Executive Vice President, Worldwide Sales and Marketing since December 2016. In this role, Tom is responsible for the Company’s direct and channel sales, sales operations, marketing and corporate communications. Prior to joining Marvell in 2016, Tom served as President and CEO of Numecent, a late-stage cloud start-up, from January 2015 through December 2016. From June 2002 to January 2014, he served in a variety of executive leadership roles at Broadcom, including EVP of Business Development, EVP of Worldwide Sales, and SVP and General Manager of the Enterprise Computing Group. Over the course of his career, he has also held sales and business unit leadership roles at Anadigics, Avnet and Symbios. Tom earned an M.S. in Electrical Engineering from the University of Southern California and a B.S. in Electrical Engineering from The Ohio State University.

Andrew Micallef has served as Chief Operations Officer since June 2016. He is responsible for overseeing all of the Company’s manufacturing, procurement, supply chain management, logistics, quality, product and test engineering, as well as its information technology and facilities. In his role, Andy is also responsible for Marvell’s chip production and managing relationships with related vendors and process partners. He is a 16-year veteran of the semiconductor industry. Prior to joining Marvell in 2016, he held key leadership roles in operations at Intersil from January 2015 through June 2016, Audience from July 2010 through January 2015, LSI from April 2007 through July 2010, and Agere Systems from September 2006 to April 2007. He has also played key operations and finance roles at Fujitsu-ICL Systems and IBM. Andy began his career as a mechanical and fluid systems design engineer with General Dynamics. He holds an M.B.A. and an M.S. in Mechanical Engineering from the University of Michigan, and a B.S. in Mechanical Engineering from the University of Notre Dame.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our shares as of the Record Date, except as noted otherwise, for:

•	Each person or entity who is known by us to own beneficially more than 5% of our outstanding shares;

•	Each of our directors and nominees for director;

•	Each of our named executive officers named in the Summary Compensation Table of this proxy statement; and

•	All directors and executive officers as a group.

Unless otherwise indicated, the address of each of the beneficial owners is c/o Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, CA 95054.

	Shares Beneficially Owned(1)
Name	Number	Percent**
5% Shareholders:
Dr. Sehat Sutardja and Ms. Weili Dai(2)	66,331,943	13.2%
FMR LLC(3)	26,147,112	5.2%
245 Summer Street
Boston, Massachusetts 02210
Starboard Value LP(4)	33,720,786	6.7%
777 Third Avenue, 18th Floor
New York, New York 10017
The Vanguard Group(5)	31,012,318	6.2%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Directors and Named Executive Officers:
Richard S. Hill, Chairman and former Interim Principal Executive Officer(6)	17,322	*
Matthew J. Murphy, President and CEO, Director	—	—
Tudor Brown, Director(7)	8,011	*
Peter A. Feld, Director(8)	33,741,354	6.7%
Oleg Khaykin, Director(9)	30,568	*
Michael Strachan, Director(10)	66,690	*
Robert Switz, Director(11)	20,568	*
Dr. Randhir Thakur, Director(12)	150,031	*
Jean Hu, Chief Financial Officer	1,161	*
Andrew Micallef, Chief Operations Officer(13)	19,847	*
Christopher Koopmans, EVP Networking and Connectivity(14)	17,892	*
Mitchell Gaynor, Chief Administration and Legal Officer(15)	19,838	*
Dr. Sehat Sutardja, former CEO(2)	66,331,943	13.2%
Dr. Pantelis Alexopoulos, former Interim Co-CEO	48,792	*
Maya Strelar-Migotti, former Interim Co-CEO(16)	7,777	*
David P. Eichler, former Interim CFO	—	—
All directors and executive officers as a group (14 persons)(17)	34,151,590	6.8%

*	Less than one percent.
**	The percentage of beneficial ownership for the following table is based on 501,672,134 shares outstanding on the Record Date.

(1)	Unless otherwise indicated, to our knowledge, all persons listed have sole voting and investment power with respect to their shares, except to the extent authority is shared by spouses under applicable law. The number of shares beneficially owned by each shareholder is determined in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares with respect to which the shareholder has sole or shared voting or investment power and any shares that the shareholder has a right to acquire within 60 days after April 19, 2017 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding shares, however, is based on the assumption, expressly required by the rules of the SEC, that only the person or entity whose ownership is being reported has converted options or warrants into shares. Unless otherwise noted, the amounts shown are based on information furnished by the people named.
(2)	Based solely on information on Schedule 13G/A filed with the SEC on February 14, 2017. Includes (i) 18,253,334 shares owned by Sutardja Family LLC, a California limited liability company, of which Dr. Sehat Sutardja and Ms. Weili Dai are the managing members, (ii) 46,983,343 shares owned by SSWD LLC, a Delaware limited liability company, of which Dr. Sehat Sutardja and Ms. Weili Dai are the managing members, (iii) 547,633 shares owned by the Sutardja 2012 Irrevocable Trust, of which Dr. Sehat Sutardja was the settlor, and (iv) 547,633 shares owned by the Dai 2012 Irrevocable Trust, of which Ms. Weili Dai was the settlor; provided, however, the Sutardja 2012 Irrevocable Trust and Dai 2012 Irrevocable Trust are irrevocable trusts under which Dr. Sehat Sutardja and Ms. Weili Dai have no voting or dispositive power but for their respective rights to reacquire trust property by substituting other property of an equivalent fair market value. Dr. Sehat Sutardja and Ms. Weili Dai disclaim any and all beneficial interest in the Sutardja 2012 Irrevocable Trust and Dai 2012 Irrevocable Trust, including without limitations the shares held therein, pursuant to Rule 13d-4 of the Exchange Act. Dr. Sehat Sutardja and Ms. Weili Dai are married to each other and live in Nevada, a community property state. As such, each may be deemed to be the beneficial owner (with voting and investment power) with respect to all of the outstanding shares held.
(3)	Based solely on information on Schedule 13G/A filed with the SEC on February 14, 2017.
(4)

Based solely on information on Schedule 13D/A filed with the SEC on September 15, 2016. Represents an aggregate of 33,720,786 shares beneficially owned by Starboard Value LP and its affiliates. Includes (i) 1,772,606 shares held in a certain account managed by Starboard Value LP (the “Starboard Value LP Account”), (ii) 13,495,491 shares beneficially owned by Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), (iii) 1,588,369 shares beneficially owned by Starboard Value and Opportunity S LLC (“Starboard S LLC”), (iv) 877,932 shares beneficially owned by Starboard Value and Opportunity C LP (“Starboard C LP”), (v) 9,310,245 shares beneficially owned by Starboard Leaders Juliet LLC (“Starboard Juliet LLC”), (vi) 3,792,301 shares beneficially owned by Starboard Leaders Select II LP (“Starboard Select II LP”) and (vii) 2,883,842 shares beneficially owned by Starboard T Fund LP (“Starboard T LP”). Starboard Value R LP (“Starboard R LP”), as the general partner of Starboard C LP, may be deemed the beneficial owner of the shares owned by Starboard C LP. Starboard Value R GP LLC (“Starboard R GP”), as the general partner of Starboard R LP, may be deemed the beneficial owner of the shares owned by Starboard C LP. Starboard Leaders Fund LP (“Starboard Leaders Fund”), as a member of Starboard Juliet LLC, may be deemed the beneficial owner of the shares owned by Starboard Juliet LLC. Starboard Leaders Select II GP LLC (“Starboard Select II GP”), as the general partner of Starboard Select II LP, may be deemed the beneficial owner of the shares owned by Starboard Select II LP. Starboard Leaders Select Fund LP (“Starboard Select Fund”), as the sole member of Starboard Select II GP, may be deemed the beneficial owner of the shares owned by Starboard Select II LP. Starboard Value A LP (“Starboard A LP”), as the general partner of Starboard Leaders Fund, Starboard Select Fund and Starboard T LP and the managing member of Starboard Juliet LLC, may be deemed the beneficial owner of the shares owned by Starboard Juliet LLC, Starboard Select II LP and Starboard T LP. Starboard Value A GP LLC (“Starboard A GP”), as the general partner of Starboard A LP, may be deemed the beneficial owner of the shares owned by Starboard Juliet LLC, Starboard Select II LP and Starboard T LP. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard Juliet LLC, Starboard Select II LP, Starboard T LP, and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of the shares owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard

Juliet LLC, Starboard Select II LP, Starboard T LP, and the shares held in the Starboard Value LP Account. Starboard Value GP LLC (“Starboard Value GP”), as the general partner of Starboard Value LP, may be deemed the beneficial owner of the shares owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard Juliet LLC, Starboard Select II LP, Starboard T LP, and the shares held in the Starboard Value LP Account. Starboard Principal Co LP (“Principal Co”), as a member of Starboard Value GP, may be deemed the beneficial owner of the shares owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard Juliet LLC, Starboard Select II LP, Starboard T LP, and the shares held in the Starboard Value LP Account. Starboard Principal Co GP LLC (“Principal GP”), as the general partner of Principal Co, may be deemed the beneficial owner of the shares owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard Juliet LLC, Starboard Select II LP, Starboard T LP, and the shares held in the Starboard Value LP Account. Each of Jeffrey C. Smith, Mark R. Mitchell and Peter A. Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the shares owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard Juliet LLC, Starboard Select II LP, Starboard T LP, and the shares held in the Starboard Value LP Account. Mr. Feld expressly disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.
(5)	Based solely on information on Schedule 13G/A filed with the SEC on February 14, 2017.
(6)	Includes 17,322 restricted stock units that will vest within 60 days after April 19, 2017.
(7)	Includes 8,011 restricted stock units that will vest within 60 days after April 19, 2017.
(8)	Includes 3,246 shares held by Mr. Feld directly. Also includes 17,322 restricted stock units that will vest within 60 days after April 19, 2017. See footnote (4) for information regarding shares held by Starboard Value LP with which Mr. Feld is affiliated. Mr. Feld expressly disclaims beneficial ownership of the shares held by Starboard, except to the extent of his pecuniary interest therein.
(9)	Includes 17,322 restricted stock units that will vest within 60 days after April 19, 2017.
(10)	Includes 31,298 shares held by the Strachan Revocable Trust DTD 1/26/01 of which Mr. Strachan is a trustee and beneficiary; 7,860 shares held by Mr. Strachan’s IRA; 7,830 shares held by his spouse’s IRA; and 2,380 shares held directly by Mr. Strachan. Also includes 17,322 restricted stock units that will vest within 60 days after April 19, 2017.
(11)	Includes 17,322 restricted stock units that will vest within 60 days after April 19, 2017.
(12)	Includes 48,078 shares held by the Thakur Family Trust DTD 6/7/1999 and 50,000 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after April 19, 2017. Also includes 17,322 restricted stock units that will vest within 60 days after April 19, 2017.
(13)	Includes 19,847 restricted stock units that will vest within 60 days after April 19, 2017.
(14)	Includes 16,344 restricted stock units that will vest within 60 days after April 19, 2017.
(15)	Includes 19,096 restricted stock units that will vest within 60 days after April 19, 2017.
(16)	Based solely on information provided by the reporting person on a Form 4 filed with the SEC on September 9, 2016.
(17)	Includes 166,230 restricted stock units that will vest within 60 days after April 19, 2017 and 50,000 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after April 19, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules promulgated thereunder, our officers and directors and persons who beneficially own more than 10% of our shares are required to file with the SEC and furnish to us reports of ownership and change in ownership with respect to all our equity securities. Based solely on our review of the copies of such reports received by us during or with respect to the fiscal year ended January 28, 2017, and representations from such reporting persons, we believe that our officers, directors and 10% shareholders complied with all Section 16(a) filing requirements applicable to such individuals.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding compensation paid to our named executive officers listed in the Summary Compensation Table during fiscal 2017, which ran from February 1, 2016 through January 28, 2017.

Executive Summary

New Management Team and Compensation Committee

The Company’s fiscal 2017 executive compensation reflects our significant challenges and complete organizational transformation during the year. None of the named executive officers who appeared in the Company’s proxy statement for the 2016 annual general meeting remains employed by the Company, and only one individual who served on the board of directors at the end of fiscal 2016 remains on the board. All of the currently serving named executive officers were hired after April 2016.

As a result, the fiscal 2017 compensation for all of the continuing named executive officers reflects various one time hire-on equity awards and signing bonuses associated with inducing them to join Marvell and, in some cases, compensating them for the forfeiture of equity awards and bonus opportunities in connection with leaving their prior employment. The fiscal 2017 compensation for these officers also reflects an increased focus on performance-based short-term and long-term incentives, including 60% of the regular (as opposed to hire-on) equity awards being contingent on either multi-year operating goals or long-term relative Total Shareholder Return (“TSR”). As part of this philosophy, a significant amount of the one-time buy out and hire-on equity awards were also performance based.

Consequently, the fiscal 2017 compensation for our continuing named executive officers is skewed by these one-time hire-on actions. To provide shareholders with additional information to assess our named executive officers compensation subsequent to these hire-on actions, we have provided information regarding fiscal 2018 named executive officer compensation in a section entitled “Executive Compensation Program for Fiscal 2018” which includes comparisons to the peer group compensation.

Another consequence of our organizational transformation is that several individuals served as a principal executive officer for several months of fiscal 2017. In April 2016, the Company’s co-founders, Dr. Sehat Sutardja (Chairman and Chief Executive Officer) and Ms. Weili Dai (President), stepped down from their executive management positions. The board then appointed Dr. Pantelis Alexopoulos, the Company’s then Senior Vice President of the Storage Business Group, and Ms. Maya Strelar-Migotti, the Company’s then Senior Vice President of the SNDS Business Group, as Interim Co-Chief Executive Officers until a new chief executive officer was hired. In July 2016, Matthew J. Murphy joined the Company as its new President and Chief Executive Officer. Our Chairman of the Board, Richard Hill, served as Interim Principal Executive Officer during the transition period from Mr. Murphy’s commencement of employment through early September 2016. For purposes of evaluating our adherence to pay-for-performance principles, we believe the compensation of Mr. Murphy as the new chief executive officer is the most relevant.

The composition of our executive compensation committee (“ECC”) also changed in its entirety over the course of fiscal 2017. All three current members of the ECC — Mr. Khaykin, Mr. Feld and Mr. Brown — joined the ECC in April 2016, April 2016 and December 2016, respectively.

Business Restructuring Plan

In November 2016, our new management announced a restructuring plan intended to refocus the Company’s research and development, increase operational efficiency and improve profitability. We are in the process of pursuing two initiatives to achieve this focus:

•

Operating efficiency: Discontinuing specific R&D programs, streamlining engineering processes, and consolidating R&D sites for greater efficiency, which have eliminated approximately 900 positions worldwide. We also expect a significant reduction in legal and accounting costs. Altogether, these changes are expected to lower annual operating expenses by $180-200 million.

•

Divestiture of non-strategic businesses: In addition, we are in the process of divesting non-strategic businesses with approximately $60 million in operating expenses and $100 million in revenue, based on a first half of fiscal 2017 annualized run rate.

Fiscal Year 2017 Highlights

Despite significant challenges in fiscal 2017, we accomplished important financial and operational objectives during the year, including:

•	Our Total Shareholder Return (“TSR”) was +71.7% for fiscal 2017.

•	We returned a total of $303.9 million in cash to our shareholders, including $181.6 million through repurchases of common stock and $122.3 million of cash dividends.

•

We announced our intention to repurchase shares of our common stock up to $1 billion in value, of which we intend to repurchase $500 million from November 2016 through October 2017 (subject to market conditions and corporate considerations), some of which were purchased in the fourth quarter of fiscal 2017.

•

As noted above, we conducted a thorough review of our business and formulated a plan to decrease operating expenses, refocus our research and development spending and revitalize our leadership structure at all levels of the Company.

•	We improved our GAAP gross margin in each consecutive quarter of fiscal 2017, from 51.5% in the fourth quarter of fiscal 2016 to 57.3% in the fourth quarter of fiscal 2017.

•

In August 2016, we regained compliance with SEC requirements and NASDAQ listing standards by becoming current in our financial reporting after lengthy delays following the audit committee investigation and the change in our independent registered accounting firm.

•

We were named to Clarivate Analytics’ Top 100 Global Innovators list for the fifth consecutive year. Formerly known as the Thomson Reuters Top 100 Global Innovators, the program honors the world’s most innovative organizations based on an analysis of patent volume, patent-grant success rates, global reach and invention influence.

Corporate Governance Framework: What We Do and What We Don’t Do

The ECC engages in an ongoing review of the Company’s executive compensation and benefits programs to ensure that they support the Company’s compensation objectives, as described below, and ultimately are aligned with the interests of our shareholders. In connection with this ongoing review, the ECC continues to revise the executive compensation program to implement and maintain what it believes to be are best practices with respect to executive compensation. Even in light of substantial uncertainty and changes at the Company in fiscal 2017, the ECC remained committed to adhering to its corporate governance framework.

The Company’s executive compensation corporate governance framework includes the following practices, each of which reinforces our executive compensation objectives:

•	We do not have an above-median pay philosophy for executive officers.

•	We emphasize the use of performance-based incentives, including approximately 60% of executive officers’ annual equity grant value.

•	Our Change in Control Severance Plan provides for double trigger severance benefits, meaning that both a change in control and termination of employment are required for severance benefits to be paid.

•	We prohibit golden parachute excise tax gross-ups for all of our executive officers.

•

In fiscal 2017, we amended our stock ownership guidelines for executives and nonemployee directors to increase required ownership within a five year period — five times base salary for our CEO, two times base salary for our other named executive officers, and five times annual cash retainer for our nonemployee directors.

•	The ECC retains the services of an independent executive compensation consultant who provides services directly to the ECC.

•	We regularly review the peer group we use for compensation comparisons to ensure that it appropriately aligns with our revenue and market capitalization.

•	We conduct an annual say-on-pay vote.

•	We have a “claw back” policy with respect to recoupment of CEO and CFO bonuses in the event of a restatement.

•

We prohibit our directors, officers and employees from engaging in hedging or monetization transactions, including short sales or transactions in publicly traded options, and generally prohibiting the pledging of Company securities as collateral.

Compensation Philosophy and Objectives

Compensation Philosophy

The ECC oversees the development and administration of our executive compensation program, including the underlying philosophy and related policies. Our primary business objective is to create long-term value for our shareholders. To achieve this objective, our executive compensation program is intended to achieve five primary objectives:

•	Market Competitive: Provide a market-competitive level of total compensation opportunity that reflects the individual executive’s role and ability to impact business performance;

•	Performance-Based: Establish an explicit link between compensation and both overall business results and shareholder returns over short- and long-term periods;

•	Long-Term Focused: Promote a long-term focus for our named executive officers through incentive compensation that vests over multiple years;

•

Aligned with Shareholders: Align the interests and objectives of our named executive officers and employees with furthering our growth and creating shareholder value through distribution of equity; and

•	Equity Stake: Distribute equity to key employees to allow them to participate in the creation of shareholder value.

The ECC believes that both the elements and level of fiscal 2017 compensation for our named executive officers were consistent with the five primary objectives contained in our compensation philosophy, as well as the overall goal of emphasizing sustained share price growth.

Key Changes to Compensation Practices

To better execute on the Company’s compensation philosophy, the ECC made certain compensation program changes in fiscal 2017 based on the compensation program’s guiding principles:

•	Refined the Company’s peer group such that the Company is more closely aligned in terms of company size with the peer group median;

•

Implemented a median target total compensation philosophy, although ongoing compensation for named executive officers is not uniformly set to median since that would not recognize differences between individuals, experience, performance and role in the Company;

•	Eliminated the overlap in performance metrics used in the executives’ AIP and the Long-Term Incentive Plan; and

•

Introduced a three-year performance measurement for relative TSR performance-based restricted stock units (“RSUs”) to augment the multi-year, financial goal-driven performance-based RSUs for two-year average gross margin and two-year average operating income.

The Determination Process

As a starting point for determining our annual executive compensation, the ECC reviewed competitive compensation market data collected and analyzed by Mercer, the ECC’s compensation consultant for fiscal 2017, for the compensation peer group described above. The compensation data represented the most recently available data at the end of fiscal year 2016.

The ECC then took into account each executive’s industry experience, what it would take to incentivize the executive to leave his or her current employment in order to join Marvell, and the overall relative pay for the members of the new executive team, all of whom were hired during fiscal 2017.

Our Named Executive Officers for Fiscal 2017

In accordance with SEC rules, our named executive officers include the following: (1) the individual who served as our principal executive officer as of the end of fiscal 2017; (2) the individual who served as our principal financial officer as of the end of fiscal 2017; (3) the three most highly compensated executive officers other than our principal executive officer and principal financial officer during fiscal 2017; (4) any individual who served as our principal executive officer for any part of fiscal 2017; and (5) any individual who served as our principal financial officer for any part of fiscal 2017.

As noted above, we completely changed our executive management team during fiscal 2017. For fiscal 2017, our named executive officers who are current officers of the Company are:

•	Matthew J. Murphy, our President and Chief Executive Officer (from July 2016);

•	Jean Hu, our Chief Financial Officer (from August 2016);

•	Andrew Micallef, our Chief Operations Officer (from June 2016);

•	Christopher Koopmans, our Executive Vice President, Networking and Connectivity (from June 2016); and

•	Mitchell Gaynor, our Chief Administration and Legal Officer (from May 2016).

Our named executive officers who are former officers of the Company are:

•	Dr. Sehat Sutardja, our former Chief Executive Officer (to April 1, 2016);

•	Dr. Pantelis Alexopoulos, our former Interim Co-Chief Executive Officer (from April 1 to July 11, 2016) and an Executive Vice President through April 2017;

•	Maya Strelar-Migotti, our former Interim Co-Chief Executive Officer (from April 1 to July 11, 2016) and an Executive Vice President until January 2017;

•	Richard S. Hill, our current Chairman of the Board and former Interim Principal Executive Officer (from July 12, 2016 to September 8, 2016); and

•	David P. Eichler, our former Interim Chief Financial Officer (through August 2016).

Advisory Vote on Executive Compensation (“Say on Pay”) Vote

At our 2016 annual general meeting of shareholders, we received support from approximately 89% of shareholders voting on the proposal for our fiscal 2016 named executive officer compensation program, up from approximately 44% for fiscal 2015. We take shareholder feedback very seriously and took a number of significant actions in response to the fiscal 2015 Say on Pay vote result, including extensive shareholder outreach during fiscal 2016 and changes to our fiscal 2016 and fiscal 2017 named executive officer compensation programs as disclosed in the proxy statement for our 2016 annual general meeting. We are pleased that our shareholders responded positively to those changes.

As noted above, during fiscal 2017 and in response to shareholder feedback, we refined the Company’s peer group such that the Company is more closely aligned in terms of company size with the peer group median; implemented a median target total compensation philosophy; eliminated the performance metric overlap between the AIP, our cash bonus program, and the Long-Term Incentive Plan, our equity program; and introduced multi-year performance based awards.

We hold advisory votes to approve named executive officer compensation on an annual basis. When making future compensation decisions, the ECC will consider the results from the prior year’s advisory vote on named executive officer compensation, as well as feedback from shareholders throughout the course of such year, although we did not make any changes to our named executive officer compensation program specifically as a result of the 2016 Say on Pay vote. We will continue to proactively review our named executive officer compensation program and take actions to ensure that executive pay is aligned with company performance.

Compensation Process

ECC. During a portion of fiscal 2017, each of Dr. Gromer, Dr. Kassakian, Mr. Krueger, Dr. Thakur, Mr. Khaykin, Mr. Feld and Mr. Brown served for a time on the ECC. From February through April, the ECC consisted of Dr. Gromer (Chairman), Dr. Kassakian, Mr. Krueger and Dr. Thakur. In May, the ECC membership was reconstituted, with Mr. Krueger and Dr. Thakur leaving the ECC and Mr. Khaykin and Mr. Feld joining Dr. Gromer and Dr. Kassakian, and Mr. Khaykin appointed as Chairman. Following the annual general meeting of shareholders in November 2016, Drs. Gromer and Kassakian left the board and the ECC and, in December, a new independent director, Tudor Brown, was appointed to the board and the ECC.

Role of Management. An objective of the executive compensation program is to align the executive compensation program with shareholders’ interests and our business strategy. The ECC believes this alignment can be best achieved by consulting with members of our senior management because of their familiarity with our day-to-day operations. As such, management provides the ECC with insights into our day-to-day operations, the kinds of rewards and incentives that they believe would be effective, and recommendations for compensation decisions. During fiscal 2017, the ECC consulted with senior members of the Company’s human resources and legal organization when formulating compensation plans, and members of those groups attended certain ECC meetings. While the ECC seeks the input of management in its compensation deliberations, the ECC regularly meets in executive session without any members of management, and no executive officer participates in the ECC’s deliberations over any component of his or her own compensation.

Role of Compensation Consultant; Conflicts of Interest. Under its charter, the ECC has the authority to directly retain outside legal counsel and other advisers. Pursuant to that authority, the ECC directly retained Mercer as its independent compensation consultant from April 2009 through January 2017. In January 2017, the ECC retained F.W. Cook as its independent compensation consultant. The ECC retains its independent compensation consultant to provide information, analysis and advice regarding executive compensation, as described below; however, the ECC makes all decisions regarding the compensation of our executive officers. The compensation consultant who performs these services reports to the chairman of the ECC.

The Mercer consultant attended meetings of the ECC during the majority of fiscal 2017, as requested by the chairman of the ECC. Mercer provided the following services to us during that period:

•	Reviewed Company’s peer group for executive compensation purposes for fiscal 2017 and provided recommendations for changes to expand the group;

•

Evaluated the competitive positioning of our named executive officers’ base salaries, annual incentive and long-term incentive compensation relative to our peer companies to support fiscal 2017 decision-making;

•	Advised on fiscal 2017 target award levels within the annual and long-term incentive program and, as needed, on actual compensation actions;

•	Assessed the alignment of company compensation levels relative to our performance against our peer group and relative to the ECC’s articulated compensation philosophy;

•

Provided a summary of current and emerging trends in executive compensation, including regulatory and legislative updates, and corporate governance updates as provided by Institutional Shareholder Services and others; and

•	Advised regarding the compensation of new executives and severance of exiting executives.

The F.W. Cook consultant attended meetings of the ECC during fiscal 2018 through the date of this proxy statement, and provided the following services for us during that period:

•	Reviewed Company’s peer group for executive compensation purposes for fiscal 2018 and provided recommendations for changes to the group;

•

Evaluated the competitive positioning of our named executive officers’ base salaries, annual incentive and long-term incentive compensation relative to our peer companies to support fiscal 2018 decision-making;

•	Advised on fiscal 2018 target award levels within the annual and long-term incentive program and, as needed, on actual compensation actions;

•	Assessed whether our compensation programs might encourage inappropriate risk taking that could have a material adverse effect on us; and

•	Assisted with the preparation of this Compensation Discussion and Analysis for this proxy statement.

Under rules promulgated by the SEC, the ECC must determine, after taking into account six independence-related factors, whether any work completed by a compensation consultant raised any conflict of interest. For fiscal 2017, the ECC did not identify any conflict of interest with respect to Mercer during their tenure. Upon commencement of the engagement of F.W. Cook in fiscal 2018, the ECC did not identify any conflict of interest with respect to F.W. Cook.

Market Analysis

The ECC considers relevant market pay practices when setting executive compensation. Market practices, or benchmarks, are based on peer group proxy data. For fiscal 2017, the ECC undertook a detailed peer group review incorporating the following considerations:

•	The impact of merger and acquisition activity on prior peer companies and availability of peer data;

•	Marvell’s current revenue size and industry classification;

•	Continued feedback from shareholders and advisory groups regarding appropriateness of peer companies; and

•	Input from new directors, including the chairman of the ECC and Chairman of the Board, regarding potential peers.

As a result of that review, the ECC approved a revised peer group for fiscal 2017, as set forth in the following table, of 16 semiconductor and related equipment companies with average peer company revenue size closely aligned with Marvell. The approved peer group includes 14 companies from the Philadelphia Semiconductor Sector Index, the index used by the Company to measure TSR in connection with some of our performance-based equity grants, and overlaps with both the Marvell fiscal 2016 peer group and comparator companies used by shareholder advisory groups. (The peer group has been modified again for fiscal 2018, as discussed in the section of this Compensation Discussion and Analysis describing select forward-looking fiscal 2018 decisions.)

Company	Revenue ($Bs)	Mkt. Cap. ($Bs)	PHLX	FY 2016 Peer
Advanced Micro Devices	$3.99	$2.27		✓
Analog Devices, Inc.	$3.44	$18.76	✓	✓
Atmel Corporation	$1.17	$3.63
Cypress Semiconductor Corp.	$1.61	$3.26	✓
Juniper Networks, Inc.	$4.86	$10.60		✓
Lam Research Corporation	$5.26	$12.90	✓
Linear Technology Corporation	$1.48	$10.60	✓
Maxim Integrated Products	$2.31	$9.85	✓
Microchip Technology, Inc.	$2.17	$9.84	✓
Microsemi Corporation	$1.25	$3.12	✓
NVIDIA Corporation	$5.01	$15.79	✓	✓
On Semiconductor Corporation	$3.50	$4.04	✓
Qorvo, Inc.	$2.61	$6.42	✓
Skyworks Solutions, Inc.	$3.26	$16.03	✓
Teradyne, Inc.	$1.64	$4.21	✓
Xilinx, Inc.	$2.21	$12.03	✓	✓
Average	$2.86B	$8.96B

Target Total Direct Compensation for Named Executive Officers

	FY17 Target Total Direct Compensation (in 000’s)					Special One-Time Hire-On Awards (in 000’s)			Total Direct Including Special Awards
Executives	Base Salary	Target Annual Bonus	Time- Based Equity	TSR and Financial Performance Equity (at Target)	Total Direct Excluding Special Awards	Cash Bonus and Equity Buy-Out	Time- Based Equity FMV	TSR and Financial Performance Equity
Matthew Murphy	$750	$1,125	$1,600	$2,400	$5,875	$2,100	$4,968	$2,398	$15,341
Jean Hu	$450	$450	$660	$990	$2,550	—	—	—	$2,550
Andrew Micallef	$400	$300	$280	$420	$1,400	—	$400	$600	$2,400
Christopher Koopmans	$400	$300	$280	$420	$1,400	—	$280	$420	$2,100
Mitchell Gaynor	$450	$338	$320	$480	$1,588	—	$300	—	$1,888

Target Total Direct Compensation: Resulting target total direct compensation, excluding special awards noted above, is 7% below the median in the aggregate, since below-median target equity value offsets above-target cash for most executives.

Special One-time Hire-on Awards: One-time new-hire awards to buy out compensation forfeited at a previous employer or to induce employment are not viewed internally as part of the ongoing compensation program.

Pay for Performance

During the past three fiscal years, the total direct compensation for the Company’s former CEO was reported at levels that were above the median for our peer group of companies. The positioning at that level, however, is largely due to the fact that five different individuals have served for a period of time as our CEO during that three-year period, including interim CEOs, which has resulted in atypical compensation decisions as there were a series of departures, interim designees and new hires. Our newly-hired CEO, Mr. Murphy, has total direct ongoing compensation, excluding the one-time special fiscal 2017 awards to buy out compensation (both a cash bonus and equity that would have vested during the remainder of 2016 and forfeited at his prior employer), that is below the median of both fiscal 2017 peers and fiscal 2018 peers, a level consistent with the revised ongoing philosophy of the current ECC.

The operation of our compensation programs demonstrates our commitment to pay for performance. For example:

•

Our fiscal 2017 annual cash incentive plan funded at 80% of target (except for Mr. Murphy who had a one-time minimum guaranteed bonus for fiscal 2017), and the bonuses paid under the AIP were pro-rated for each new executive’s term of service with the Company, including Mr. Murphy.

•

Our new CEO’s ongoing total direct compensation is below the median of our peers in fiscal 2017 and fiscal 2018, although both fiscal 2017 is inflated by one-time awards to buy out compensation forfeited at his previous employer.

•

Our new CEO’s buy-out cash bonus is subject to repayment on a pro-rata basis in the event his employment is terminated for “Cause” or if he leaves his employment for other than “Good Reason” (both as defined in his severance agreement) within twelve months of his start date.

•

All newly hired executives received equity grants of restricted stock units (“RSUs”) that are 60% performance based, half of which vest based on TSR growth over three years versus a peer group and half of which vest based on financial performance metrics for fiscal 2017 and 2018 that were chosen because they are believed to drive shareholder value.

•

Time-based equity grants of RSUs that constitute 40% of an executive officer’s equity award generally vest 1/3rd per year, on the anniversary of the vesting start date. The standard vesting schedule does not provide for monthly or quarterly vesting.

•	Financial performance goals chosen for multi-year performance periods for fiscal 2017 and 2018 do not overlap.

•	Discretionary bonuses are reserved for extraordinary individual performance and are seldom awarded.

Elements of Compensation

Our compensation program consists of four elements: base salary; a short-term cash incentive program; a long-term equity incentive program; and benefits and perquisites. The Company also provides a 401(k) retirement savings plan with matching contributions, group health and welfare plans, group term life insurance and severance benefits upon a termination of employment under certain circumstances, including following a change of control of the Company. The Company does not currently maintain defined benefit pension plans for its executive officers because the ECC believes that the existing compensation arrangements enable the Company’s executive officers to plan adequately for their retirement.

Compensation packages for executives, including annual salaries and annual incentive plan target percentages, were determined in consideration of fiscal 2017 peer group data and an overall median compensation philosophy, the experience of the individuals being hired in the roles, the revised executive team structure and internal equity of compensation levels between roles within that structure. In addition, some of the executives’ awards took into account vested equity positions and other significant cash compensation forfeited to join Marvell.

As noted above, in fiscal 2017, we hired a new President and Chief Executive Officer, a new Chief Financial Officer, a new Chief Operations Officer, a new Executive Vice President, Networking and Connectivity, and a new Executive Vice President, Chief Legal Officer and Secretary (now our Chief Administration and Legal Officer), all of whom are named executive officers for fiscal 2017. Fiscal 2017 compensation information for the individuals who each served for a portion of fiscal 2017 in the roles of Chief Executive Officer or Chief Financial Officer is covered separately at the end of this section under “Former Executive Officer Compensation for Fiscal 2017.”

Base Salaries

Our base salary represents the fixed component of our executive compensation program. Base salaries are provided to:

•	Recognize expertise, skills, knowledge and responsibilities of executives;

•	Reward individual performance and contribution to our overall business goals; and

•	Attract and retain executive talent by providing competitive fixed base salaries.

Base salaries for our named executive officers for fiscal 2017 were set in connection with their hiring during the fiscal year, as follows:

Executives	Fiscal 2017 Base Salary
Matthew J. Murphy	$750,000
Jean Hu	$450,000
Andrew Micallef	$400,000
Christopher Koopmans	$400,000
Mitchell Gaynor	$450,000

Cash Bonus (Annual Incentive Plan)

Our short-term cash incentive program, our Annual Incentive Plan (“AIP”), is designed to:

•	Provide additional focus on the achievement of critical annual company goals;

•	Align cash compensation with actual Company performance;

•	Provide competitive total cash targets to attract and retain executive talent; and

•	Reward executives for achievement of company goals.

In fiscal 2017, the ECC removed the individual strategic objectives from the fiscal 2016 AIP design due to its concerns related to individual goal setting/calibration and objective determination of the level of performance achievement. Instead, the ECC focused on two financial performance metrics (i.e., non-GAAP operating income margin as a percentage of revenue and revenue growth relative to peer company performance) that are commonly reviewed by our shareholders to assess financial performance and that we believe drive shareholder value.

For the fiscal 2017 annual incentive plan, the ECC established the following threshold, target, high performance and maximum awards payable, expressed as a percentage of base salary, for each of our named executive officers other than Mr. Murphy, whose bonus for fiscal 2017 was guaranteed at no less than his annual target bonus level of 150% of his annual base salary as pro-rated for his term of service. Mr. Murphy is not guaranteed an annual bonus after fiscal year 2017.

		Fiscal 2017 Annual Incentive Opportunity Expressed as a Percentage of Base Salary(1)
Executives	Fiscal 2017 Base Salary	Threshold Performance	Target Performance	High Performance	Maximum Performance
Jean Hu	$450,000	0%	100%	150%	200%
Andrew Micallef	$400,000	0%	75%	112.5%	150%
Christopher Koopmans	$400,000	0%	75%	112.5%	150%
Mitchell Gaynor	$450,000	0%	75%	112.5%	150%

(1)	Annual incentive payout is calculated using interpolation for performance between threshold and target, target and high, and high and maximum. All amounts paid under the AIP were pro-rated based on the executive’s term of service.

The fiscal 2017 AIP was 80% based on the Company’s non-GAAP operating income margin as a percentage of revenue and 20% based on the Company’s revenue growth measured versus the Company’s peer group at the end of the most recent twelve months. Growth in revenue and operating income are considered by the board to be key drivers of the success of the Company. The funding amount varies based on the achievement of goals at threshold, target, high and maximum levels.

The following table presents the fiscal 2017 annual incentive plan goals established by the ECC at threshold, target, high and maximum performance levels, and actual fiscal 2017 performance for each of these metrics. Each of the financial metrics was tied to the annual operating plan approved by the board of directors. These performance goals were considered difficult to achieve, given significant uncertainty related to changes in executive management, a renewed focus on operating efficiencies and anticipated restructuring activities.

	Weighting	Level of Performance Achievement				FY17 Actual Performance	2017 Payout
Performance Metrics		Threshold	Target	High	Maximum
Modified Non-GAAP Operating Income Margin Percentage(1)	80%	3%	11-14.3%	20%	25%	13.9%	80%
GAAP Revenue Growth(2)	20%	+1.3%	+2.6%	+3.9%	+5.2%	-3.0%	0%
Payout as Percentage of Target		0%	100%	150%	200%	—	80%

(1)	For purposes of the 2017 AIP, non-GAAP operating income is defined as GAAP operating income less (i) share-based compensation, (ii) amortization of acquisition-related intangible assets and acquisition-related costs, (iii) restructuring and other exit-related costs which are removed for purposes of non-GAAP operating income in external press releases, regardless of whether such costs meet the definition of restructuring costs under GAAP, (iv) costs for the surety bond in relation to the litigation with Carnegie Mellon University (“CMU”), and (v) litigation settlement costs removed for non-GAAP purposes in our quarterly earnings releases, except with respect to the litigation with CMU (the “CMU litigation”). Modified non-GAAP operating income excludes amounts paid or accrued in respect of final judgments or settlements related to the CMU litigation, regardless of whether these amounts are excluded from non-GAAP operating income in our quarterly earnings releases. Modified non-GAAP operating income dollar amounts are net of the cost of all bonuses paid.
(2)	Revenue growth was measured against the weighted average revenue growth of the following peer companies during calendar 2016, adjusted for merger and acquisition activities: Cavium, Inc., Broadcom Ltd., NXP Semiconductor N.V., Analog Devices, Inc., NVIDIA, Xilinx, Inc. and Qualcomm Incorporated.

As noted in the table above, the target operating income margin percentage goal was set at a range between 11% and 14.3%. Actual performance was 13.9%, which was within the target range and was weighted at 80%. The threshold GAAP revenue growth goal was +1.3% and actual performance was -3.0%, which was below the payout threshold. As a result, each of the named executive officers was eligible to be paid 80% of his or her target bonus as a percentage of salary, pro-rated to take into account each executive’s length of service during fiscal 2017 as noted below (other than Mr. Murphy whose fiscal 2017 cash bonus was paid at no less than target for fiscal 2017, consistent with the terms of his offer letter):

	Fiscal 2017 Base Salary	Fiscal 2017 Incentive Opportunity at Target (% of Base Salary)	Actual Fiscal 2017 Annual Incentive Payout (% of Target)		Total Fiscal 2017 Annual Incentive Payout (% of Base Salary)		Actual Fiscal 2017 Annual Incentive Payout Pro-Rated for Time of Service ($)(1)
Executives			Non-GAAP Operating Income Metric Payout Weighted at 80% (% of Target)	Revenue Metric Payout Weighted at 20% (% of Target)
Matthew J. Murphy	$750,000	150%	—	—	150	%(2)	$624,655	(2)
Jean Hu	$450,000	100%	100%	0%	80%		$158,122
Andrew Micallef	$400,000	75%	100%	0%	60%		$156,464
Christopher Koopmans	$400,000	75%	100%	0%	60%		$159,779
Mitchell Gaynor	$450,000	75%	100%	0%	60%		$186,464

(1)	The pro-ration percentage for each executive officer is as follows: Mr. Murphy, approximately 56%; Ms. Hu, approximately 44%; Mr. Micallef, approximately 65%; Mr. Koopmans, approximately 67%; and Mr. Gaynor, approximately 69%.
(2)	Mr. Murphy’s offer letter provides that he would be paid his fiscal 2017 annual incentive payout at no less than 100% of target ($1,125,000), pro-rated for his length of service during the fiscal year. He is not guaranteed a cash bonus after fiscal 2017.

The ECC will continue to review non-equity incentive opportunities relative to the difficulty of plan goals and affordability of payouts relative to financial performance.

Discretionary Cash Bonuses. The ECC has the discretion to award discretionary cash bonuses outside of the AIP in recognition of individual performance, although it historically does not exercise this discretion on a regular basis. For his efforts in fiscal 2017, Mr. Gaynor was paid a discretionary bonus of $75,000 in recognition of his service in various interim roles in addition to his primary role as Chief Legal Officer, including leading both the human resources and the corporate development departments while a search for a permanent head of each department was being conducted. In April 2017, Mr. Gaynor was promoted to Chief Administration and Legal Officer where he will oversee the Company’s human resources, legal, compliance and government affairs functions.

Equity Grant (Long-Term Incentive Awards)

Our long-term incentive compensation (“LTI”) is granted in the form of equity (i.e., performance-based and time-based restricted stock units) and is designed to:

•	Attract and retain critical executive talent by providing competitive earnings opportunity through equity programs;

•	Align the interests of executives and our shareholders;

•	Focus executives on achieving and sustaining longer-term business results; and

•	Reward and differentiate superior Company and executive performance.

Our executive compensation packages are designed to ensure that a substantial portion of compensation is linked to incentivizing and rewarding increases in our share price. For fiscal 2016, the ECC granted performance-based RSUs and time-based stock options. For fiscal 2017, and in response to shareholder feedback, the ECC decided to cease granting stock options and to grant performance-based RSU awards to named executive officers:

•

Approximately 60% as performance-based RSUs, half of which are based on financial performance metrics (“FPM Units”) measured as of the end of fiscal 2018 and vesting in fiscal 2019, and half of which are based on total shareholder return (“TSR Units”) measured over a three-year period ending in fiscal 2019; and

•	Approximately 40% as time-based RSUs (“Time-Based Units”) that vest over three years at a rate of 33%, 33% and 34% on each of the anniversaries of the vesting start date.

As discussed above, several of the named executive officers were provided “one-time hire-on” awards intended to compensate them for equity in which they would have vested if they had remained with their previous employers and as an incentive to join Marvell. Many of these awards were also in the form of performance-based awards.

Vesting of FPM Units. The FPM Units vest based on the achievement of financial performance metrics for fiscal years 2017 and 2018, as set forth below, measured at the end of fiscal 2018. Any shares deemed to have been earned upon the successful achievement of such metrics will vest 100% on the third anniversary of the vesting start date, provided that the executive officer continues to serve as a service provider through such vesting date.

Performance Metric	Weighting	Below Threshold	Threshold	Target	Maximum
Average non-GAAP gross margin (as a percentage of revenue) for fiscal years 2017 and 2018	30%	0%	15%	30%	60%
Total non-GAAP operating income for fiscal years 2017 and 2018	70%	0%	35%	70%	140%
Payout as Percentage of Target	100%	0%	50%	100%	200%

Vesting of TSR Units. The TSR Units vest on the third anniversary of the vesting start date based on achievement of performance objectives relating to the relative TSR of Marvell’s stock as compared to the TSR of the constituent companies of the Philadelphia Semiconductor Sector Index over the performance period measured from August 11, 2016 (the date the Company became current in its SEC reports) through the end of fiscal year 2019, provided that the executive officer continues to serve as a service provider through the third anniversary of the vesting start date. The percentage of TSR Units that could vest is as follows, with interpolation of the payout percentages for TSR between the 25th and 75th percentiles:

Below 25th Percentile	25th Percentile	50th Percentile	75th Percentile
0%	50%	100%	150%

Each of the performance-based RSUs was granted pursuant to the terms and conditions of the 1995 Stock Plan. The RSUs were granted in connection with each named executive officer’s commencement of employment with the Company, subject to the terms and conditions of the offer letters approved by the ECC, and subject to the vesting terms set forth above, other than Mr. Murphy’s special hire-on grants which vest as noted below. For the fair market value of the equity grants on the date of grant, please see the section of this Compensation Discussion and Analysis above entitled “Target Total Direct Compensation for Named Executive Officers.”

The number of RSUs granted to each named executive officer was as follows:

Executives	Annual FPM Units	Annual TSR Units	Annual Time-Based Units	Special Hire-On FPM Units	Special Hire-On TSR Units		Special Hire-On Time-Based Units
Matthew J. Murphy	105,078	105,078	140,015	—	210,000	(1)	435,000	(2)
Jean Hu	39,743	39,743	52,631	—	—		—
Andrew Micallef	18,388	18,388	24,518	26,269	26,269		35,026
Christopher Koopmans	18,388	18,388	24,518	18,388	18,388		24,518
Mitchell Gaynor	21,015	21,015	28,021	—	—		26,269

(1)

Mr. Murphy’s special hire-on TSR Units vest based on the achievement of TSR objectives measured from July 11, 2016 (the commencement of Mr. Murphy’s employment) through July 11, 2019 and shall equal the Company’s stock price growth, adjusted for reinvested dividends during the performance period. The resulting TSR for the Company shall be compared to the respective TSR over the same period for each of the Philadelphia Semiconductor Index constituents at the date of grant. The percentage of target shares earned is 0% below the 25th percentile, 50% at the 25th percentile, 100% at the 50th percentile and 150% at the 75th percentile. There is interpolation of the payout percentages for TSR between the 25th and 75th percentiles. The ECC shall assess the Company’s performance and determine the shares to be earned following July 11, 2019. If Mr. Murphy’s employment is terminated without Cause or he resigns for Good Reason, both as defined in his Severance Agreement with the Company, the performance measurement period will be deemed to end on the date five business days before Mr. Murphy’s employment termination date and the achievement of the performance metrics will be calculated by the ECC with respect to such shortened measurement period.

(2)

Mr. Murphy’s special hire-on Time-Based Units vest as to 40% of the shares on 7/11/17 with the remainder vesting as to 7.5% of the shares on the 11th day of each of October, January, April and July of 2017 through 2019.

Other Benefits and Perquisites

Our named executive officers are eligible to participate in our life, health and welfare benefit programs and our tax-qualified Section 401(k) plan on the same terms and conditions as our other salaried employees. Beginning in January 2011, employees’ contributions to the Section 401(k) plan were matched dollar for dollar up to a maximum of $500 for each quarter of the calendar year, for a total of $2,000. In January 2017, the match increased to $750 per quarter, for a total of $3,000 per year.

We provide a life insurance benefit to all salaried employees, including our named executive officers, at the rate of two-and-a-half times annual base salary (rounded to the higher multiple of $1,000) or $1,000,000, whichever is less. Life insurance coverage is reduced by 35% at age 70 and by 50% at age 75.

We offer all employees, including our named executive officers, the ability to purchase our common shares at a discount under our 2000 Employee Stock Purchase Plan (the “ESPP”). As of the end of fiscal 2017, the following named executive officers participated in the ESPP: Mr. Murphy; Ms. Hu; Mr. Koopmans; Mr. Gaynor; and Dr. Alexopoulos.

Current named executive officers did not receive any material employee benefits or perquisites in fiscal 2017 other than the employee benefits and perquisites provided to all employees, except that Ms. Hu received a $75,000 relocation allowance in connection with joining Marvell.

Former Executive Officer Compensation for Fiscal 2017

The fiscal 2017 compensation arrangements approved by the ECC for each of the individuals who served a portion of the year in the role of Chief Executive Officer or Chief Financial Officer are as follows:

Dr. Sehat Sutardja, Chief Executive Officer until April 1, 2016. Dr. Sutardja’s annual base salary for FY16 and FY17 was $980,000. He was paid his salary through the termination of his employment on April 1, 2016, in addition to his accrued personal time off and other items shown in the “All Other Compensation” column of the Summary Compensation Table presented in this proxy statement. He received no equity grants during fiscal 2017 and he was not eligible for an AIP bonus since he was not employed by the Company at the time bonuses were determined. Dr. Sutardja remained on the board of directors and was paid as an Outside Director during his board service through November 8, 2016. Please see the Summary Compensation Table presented in this proxy statement for information related to Dr. Sutardja’s board compensation.

Dr. Pantelis Alexopoulos, Interim Co-CEO from April 1, 2016 until July 11, 2016. Dr. Alexopoulos was appointed Interim Co-Chief Executive Officer on April 1, 2016. In connection with his appointment, the ECC increased his annual base salary to $400,000 and increased his target bonus as a percentage of base salary to 75%. As part of the executive’s annual equity grant program, he received 20,000 stock options at an exercise price of $12.36 and 50,000 restricted stock units. Please see the “Grants of Plan Based Awards” table in this proxy statement for the vesting schedule for his equity grants. When Mr. Murphy joined the Company as President and CEO on July 11, 2016, Dr. Alexopoulos returned to his role as an Executive Vice President. The ECC awarded Dr. Alexopoulos a $50,000 discretionary bonus for his service in the Interim Co-CEO role.

On January 23, 2017, the ECC approved the terms of a separation agreement with Dr. Alexopoulos in connection with his departure from the Company (effective April 30, 2017). Under the agreement, the Company agreed to pay Dr. Alexopoulos $240,000 in lieu of his fiscal 2017 bonus under the 2017 AIP because the AIP period and calculation had not been completed at the time of the agreement. In addition, the Company agreed to pay him a separation payment equal to his annual base salary ($400,000) and annual target bonus for fiscal 2018 ($300,000), and a cash payment of $22,700 which represents 12 months’ premiums for continuation of medical coverage. Dr. Alexopoulos’ separation payments (other than his fiscal 2017 bonus) are not reflected in the Summary Compensation Table because they were not earned during fiscal 2017.

Ms. Maya Strelar-Migotti, Interim Co-CEO from April 1, 2016 through July 11, 2016. Ms. Strelar-Migotti was appointed Interim Co-Chief Executive Officer on April 1, 2016. At the time of her appointment, the ECC increased her annual base salary to $400,000 and increased her target bonus as a percentage of base salary to 75%. As part of the executive’s annual equity grant program, she received 20,000 stock options at an exercise price of $12.36 and 50,000 restricted stock units. Please see the “Grants of Plan Based Awards” table in this proxy statement for the vesting schedule for her equity grants. When Mr. Murphy joined the Company on July 11, 2016, Ms. Strelar-Migotti returned to her role as an Executive Vice President. The ECC awarded Ms. Strelar-Migotti a $50,000 discretionary bonus for her service in the Interim Co-CEO role.

Ms. Strelar-Migotti left the Company on January 7, 2017. In connection with her departure from the Company, the ECC approved a separation agreement with Ms. Strelar-Migotti pursuant to which she was paid an amount equal to her annual base salary ($400,000) and her annual target bonus for fiscal 2017 of 75% of her base salary ($300,000). She also received a cash payment of $24,270 which represents 12 months’ premiums for continuation of medical coverage. The terms of her separation agreement are summarized in the “Employment Agreements with Executive Officers” section of this proxy statement. Payments made in connection with the termination of her employment are reflected in the “All Other Compensation” section of the Summary Compensation Table presented in this proxy statement

Richard S. Hill, Interim Principal Executive Office from July 11, 2016 through September 9, 2016. On July 11, 2016, the board of directors appointed Mr. Hill, our Chairman of the Board, as Interim Principal Executive Officer to enable him oversee the operations of the Company, including the preparation and filing of certain reports, including its Annual Report on Form 10-K for the 2016 fiscal year, its Quarterly Report on Form 10-Q for the quarter ended April 30, 2016 and its Quarterly Report on Form 10-Q for the quarter ending July 30, 2016 (the “Q2 Form 10-Q”). Mr. Hill served as Interim Principal Executive Officer until after the Company completed the filing of the Q2 Form 10-Q on September 8, 2016. Immediately following the filing of the Q2 Form 10-Q, Mr. Murphy assumed the role of principal executive officer of the Company. In consideration for his service to the Company as Interim PEO, Mr. Hill was paid $225,000 in cash and was granted an award of 22,948 fully vested shares of the Company’s common stock with a value of $225,000 at the time of issuance.

David P. Eichler, Interim Chief Financial Officer until August 22, 2016. For Mr. Eichler’s services and pursuant to the terms of the Interim Services Agreement with Tatum, Marvell paid Tatum $15,000 per week for up to 60 hours of professional services. For Mr. Eichler’s time in excess of 60 hours a week, Marvell paid Tatum at a rate of $325 an hour. See the “Employment Agreements” section of this proxy statement for additional information regarding our agreement with Tatum. Mr. Eichler left his position as Interim Chief Financial Officer upon the appointment of Jean Hu as Chief Financial Officer in August 2016. The amount paid to Mr. Eichler during fiscal 2017 appears in the Summary Compensation Table presented in this proxy statement.

Executive Compensation Program for Fiscal 2018

Fiscal 2018 Base Salaries

In March 2017, the ECC reviewed the base salaries of our named executive officers and determined that no changes would be made for fiscal 2018.

Fiscal 2018 Annual Incentive Plan (Cash)

In March 2017, the ECC reviewed the Company’s AIP design and made no changes to the target bonus opportunity as a percentage of base salary for the named executive officers. However, the ECC made certain changes to the AIP design for fiscal 2018 that include a threshold non-GAAP earnings-per-share performance goal and three financial performance metrics. The fiscal 2017 AIP used only two financial performance metrics and did not include a threshold qualifying goal.

In order for an executive to be eligible to receive a cash bonus under the fiscal 2018 AIP, the Company must meet a threshold non-GAAP earnings per share goal, adjusted to exclude M&A/divestiture expenses, litigation expenses, equity compensation expenses and restructuring costs. If the threshold performance goal is not met, no bonuses are payable under the AIP.

If the Company’s threshold performance goal is met, the fiscal 2018 AIP then provides for potential payout based on (i) the Company’s revenue, (ii) gross margin percentage (defined as non-GAAP cost of sales from continuing operations divided by revenue), and (iii) operating margin percentage (defined as non-GAAP operating income from continuing operations divided by revenue). The weighting of each performance metric and the funding range as a percentage of target are as follows:

Performance Metric	Weighting
Revenue ($’s)	30%
Gross Margin (%)	30%
Operating Income Margin (% of target)	40%
Payout (% of target)	0% at threshold 100% at target 150% at high performance 200% at maximum

The ECC determined that, while the threshold performance goal is reasonably likely to be met, the additional performance goals are reasonably difficult to meet at target and very difficult to meet at maximum performance. The ECC retains discretion to adjust actual AIP payment levels for each participant down to take into account individual performance.

Fiscal 2018 Long-Term Incentive Awards (Equity)

In March 2017, the ECC reviewed the Company’s fiscal 2017 long-term incentive awards program and made no changes to the TSR portion of the performance-based grant program other than to change the measurement start and end dates to April 15, 2017 and April 5, 2020, respectively. The TSR Units vest 0% below threshold, 50% at threshold, 100% at target and 150% at maximum performance.

The fiscal 2018 FPM grants, which constitute 50% of the performance-based portion of each executive’s equity grant, will vest subject to the following financial performance metrics:

•	30% based on fiscal 2019 revenue growth compared to fiscal 2017; and

•	70% based on total non-GAAP operating income for fiscal years 2018 and 2019.

The percentage of FPM Units that could vest remains 0% below threshold, 50% at threshold, 100% at target and 200% at maximum performance, measured at the end of fiscal year 2019.

For fiscal 2018, the annual equity grants to the named executive officers consisted entirely of RSUs, 60% of which are performance-based (half of which are FPM Units and half of which are TSR Units) and 40% of which are time-based. The ECC made the following grants to the named executive officers effective April 15, 2017, with the resulting total direct compensation for fiscal 2018 set forth below:

Executives	FPM Units	TSR Units	Time-Based Units	Total FMV on Date of Grant (in 000’s)(1)	Base Salary (in 000’s)	Target Bonus (in 000’s)	Total Direct Compensation for Fiscal 2018 (in 000’s)
Matthew J. Murphy	84,299	84,299	112,398	$4,125	$750	$1,125	$6,000
Jean Hu	33,720	33,720	44,960	$1,650	$450	$450	$2,550
Andrew Micallef	16,349	16,349	21,799	$800	$400	$300	$1,500
Christopher Koopmans	18,802	18,802	25,069	$920	$400	$300	$1,620
Mitchell Gaynor	20,436	20,436	27,248	$1,200	$450	$338	$1,988

(1)	Total number of RSUs multiplied by $14.68, the closing price on the Company’s common stock on April 13, 2017, the last trading day before April 15, the effective date of grant.

Peer Group for Fiscal 2018

In March 2017, the ECC reviewed the Company peer group for fiscal 2018 and made certain changes to the group with the result that the median peer company revenue and market capitalization was reduced and more closely aligned with Marvell than the fiscal 2017 peer group. The ECC removed Atmel Corporation and NVIDIA Corporation from the fiscal 2017 peer group and added six additional companies to ensure a robust and balanced sample. The approved peer group includes 15 companies from the PHLX Semiconductor Sector Index and overlaps with both the Marvell fiscal 2017 peer group and comparator companies used by shareholder advisory groups. The twenty peer companies and their revenue and market capitalization as of January 31, 2017 are as follows:

Company	Revenue ($Bs)	Mkt. Cap. ($Bs)	PHLX	FY 2017 Peer Group
Advanced Micro Devices, Inc.	$4.3	$9.6	✓	✓
Analog Devices, Inc.	$3.6	$23.2	✓	✓
Cavium, Inc.	$0.6	$4.4	✓
Ciena Corporation	$2.6	$3.4
Cirrus Logic, Inc.	$1.4	$3.8	✓
Cypress Semiconductor Corp	$1.9	$3.8	✓	✓
F5 Networks.	$2.0	$8.7
Integrated Device Technology, Inc.	$1.5	$.04	✓
Juniper Networks, Inc.	$5.0	$10.2		✓
Lam Research Corporation	$6.4	$18.7	✓	✓
Linear Technology Corporation	$1.5	$15.2		✓
Maxim Integrated Products, Inc.	$2.2	$12.6	✓	✓
Microchip Technology Incorporated	$3.1	$14.5	✓	✓
Microsemi Corporation	$1.8	$6.1	✓	✓
ON Semiconductor Corporation	$3.9	$5.6	✓	✓
Qorvo, Inc.	$3.0	$8.2	✓	✓
Silicon Laboratories Inc.	$0.7	$2.7
Skyworks Solutions, Inc.	$3.3	$17.0	✓	✓
Teradyne, Inc.	$1.8	$5.7	✓	✓
Xilinx, Inc.	$2.3	$14.7	✓	✓
Average	$2.3B	$8.4B
Source: Standard & Poor’s Capital IQ.

Other Factors Considered in Determining Executive Compensation

Employment Agreements

See the section in this proxy statement entitled “Employment Contracts, Severance Agreements and Change-in-Control Arrangements” for the terms of employment, severance and change in control agreements the ECC has approved with respect to the named executive officers. The ECC approved entering into severance agreements for Mr. Murphy and Mr. Gaynor concurrently with their commencement of employment, given recent board and management changes at the Company. In connection with their departures from Marvell, the Company entered into separation arrangements with Dr. Alexopoulos and Ms. Strelar-Migotti. The amounts of these benefits were intended to be reasonable relative to market practice and market trends.

Change in Control Severance Plan (“CIC Plan”)

In June 2016, the ECC recommended, and the Company’s board of directors adopted, the CIC Plan, the purpose of which is to provide assurances of specified benefits to certain employees of the Company whose employment is subject to being involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason under the circumstances described in the CIC Plan. All capitalized terms are as defined in the CIC Plan. A copy of the CIC Plan is filed as Exhibit 10.2 to our Current Report on Form 8-K as filed with the SEC on June 20, 2016.

The ECC designed the CIC Plan to protect key senior employees involved in a transaction in order to facilitate a clear focus on what is best for shareholders by making the executives neutral to a potential transaction. The protections offered by tier were developed in consideration of market practice and trends, and Marvell executives were slotted into tiers based on the ongoing executive team structure and roles. Benefits are only payable upon the occurrence of an Involuntary Termination during the period beginning upon a Change in Control and ending on the date that is 18 months following the Change in Control (i.e., double trigger).

The ECC has designated the following named executive officers as participants in the CIC Plan at the levels set forth following their names: Matthew J. Murphy, President and CEO (Tier 1); Jean Hu, Chief Financial Officer (Tier 2); Andrew Micallef, Chief Operations Officer (Tier 2); Christopher Koopmans, Executive Vice President, Networking and Connectivity (Tier 3); and Mitchell Gaynor, Chief Administration and Legal Officer (Tier 2). Benefits payable with respect to the various tiers may be found in the section of this proxy entitled “Employment Contracts, Severance Agreements and Change-in-Control Arrangements.”

Equity Grant Practices

Our board of directors has adopted a policy with respect to our equity grant practices. Our current policy covers, among other things, the following:

•

The ECC or a subcommittee thereof has the authority to approve equity grants to employees, provided that only the ECC (and not a subcommittee thereof) may approve equity grants to our executive officers.

•

Equity grants to newly hired employees are made monthly during regularly scheduled ECC or subcommittee meetings. An equity award proposal is generally prepared for consideration by the 15th day of the month following the month of the new employee’s date of hire. These awards may only be made by the ECC or a subcommittee of the ECC, and are typically based upon the recommendation of the CEO or a set of guidelines approved by the CEO.

•

Annual focal equity grants to employees are generally made after the annual performance review process is completed and are scheduled to be made no later than the last Friday of our fiscal month in April in each calendar year, provided that focal stock option grants shall not be made during any period of time commencing with the last day of a fiscal quarter and ending with the first full trading day following our earnings release for such quarter. If focal stock option awards have not been granted by the last Friday of the fiscal month of April, then focal option awards are to be granted during an “open window” as set forth in our insider trading policy. Such restriction does not apply to RSUs or other types of equity awards that do not include an exercise price or other term related to the market price of our securities on the date of grant. Other than with respect to annual focal equity grants, grants to named executive officers must be made during an “open window.”

•

All stock option grants must have an exercise price per share no less than the per share fair market value of our common shares on the date of grant, as determined under the appropriate U.S. financial accounting rules and the applicable rules and regulations under the U.S. securities laws. The Company discontinued granting stock options during 2016.

Management regularly reviews with the ECC share usage (run rate), potential dilution and total cost of equity grants relative to internal and external benchmarks to ensure that share usage is carefully and appropriately managed. The table below shows the Company’s run rate for the three most recent fiscal years (in thousands):

	Share-Based Run Rate (All Stock Options and RSUs Granted)		Stock Option Equivalent Based Run Rate (2:1 Stock Option to Full Value Share Conversion)
Fiscal Year	# Granted	% Average Common Shares Outstanding	# Stock Option Equivalents	YE O/S
2017	12,221	2.40%	22,338	4.38%
2016	12,935	2.51%	19,486	3.81%
2015	13,176	2.59%	19,986	3.93%

Policy Concerning Recoupment of CEO and CFO Bonuses Following Restatements

In the event of a restatement of our financial results, where a bonus was paid to the CEO and/or the CFO based on financial results that were subject to the restatement and there is finding by a majority of the disinterested members of our board of directors at the time of the restatement that the restatement was due, in whole or in part, to the gross recklessness or intentional misconduct of either the CEO or CFO, respectively, our board of directors shall review all such bonuses for the period(s) in which the results were restated. If such bonuses would have been lower had they been calculated based on the restated results, our board of directors will, to the extent permitted under applicable law, seek to recoup for the benefit to us of all such bonuses paid to the CEO and/or CFO, as applicable. This policy shall apply in addition to any right of recoupment against the CEO and the CFO under Section 304 of the Sarbanes-Oxley Act of 2002.

Stock Ownership Guidelines for Executive Officers

Our board of directors has established equity ownership guidelines for our executive officers designed to encourage long-term stock ownership and more closely link their interests with those of our other shareholders. These guidelines were amended in September 2016 to provide that, within a five-year period, executive officers should have actual ownership of common shares equal in value to (i) five times the annual base salary for the CEO, and (ii) two times their respective annual base salary for the other named executive officers. Our board of directors reviews progress against these guidelines annually and updates them as appropriate. Each of our currently employed named executive officers has time remaining to comply with these guidelines as of the Record Date.

Tax Considerations

Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a tax deduction to publicly-held corporations for compensation paid to certain of their executive officers to the extent such compensation exceeds $1.0 million per covered officer in any year. This limitation does not apply to compensation that is considered “qualified performance-based compensation” for purposes of Section 162(m), which definition allows for certain types of performance-based compensation to be excluded from the $1.0 million deduction limit if specific requirements are met.

The ECC considers the impact of Section 162(m) when designing our short-term and long-term incentive compensation programs so that awards may be granted under these programs in a manner that qualifies them as “performance-based compensation” for purposes of Section 162(m). We believe that when establishing these programs for our executive officers, however, the potential tax deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. We believe it is important to maintain cash and equity incentive compensation at the levels and with the design features needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. Accordingly, the ECC may grant awards under which payments may not be deductible under Section 162(m) when the ECC determines that such non-deductible arrangements are otherwise in the best interests of the Company and in furtherance of the stated objectives for our executive compensation program.

Accounting Considerations

We are required to estimate and record an expense for each equity award over its vesting period. The ECC reviews the effect of the compensation expense under FASB ASC Topic 718 for equity compensation to the named executive officers.

Insider Trading/Anti-Hedging Policies

All employees, officers and directors of, and consultants and contractors to, us or any of our subsidiaries are subject to our Insider Trading Prohibition Policy and Guidelines. The policy prohibits the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of material nonpublic information in securities trading. The policy also includes specific anti-hedging provisions.

To ensure compliance with the policy and applicable federal and state securities laws, all individuals subject to the policy must refrain from the purchase or sale of our securities except in designated trading windows. Even during a trading window period, certain identified insiders, which include the named executive officers and directors, must comply with our designated pre-clearance policy prior to trading in our securities. The anti-hedging provisions prohibit all employees, officers and directors from engaging in “short sales” of our securities or in trading market exchanged “derivative securities” tied to our securities.

In April 2008, our board of directors amended our insider trading policy to permit Rule 10b5-1 trading plans. None of our named executive officers who are current employees of the Company had a Rule 10b5-1 plan in effect at the Record Date.

COMPENSATION COMMITTEE REPORT

The information contained in the Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the information by reference in such filing.

From February 2016 through May 1, 2016, the Executive Compensation Committee of the board of directors (“ECC”) consisted of Dr. Juergen Gromer (Chairman), Dr. John Kassakian, Arturo Krueger and Dr. Randhir Thakur. On May 1, 2016, the membership of the ECC was reconstituted as follows: Mr. Khaykin (Chairman), Mr. Feld, Dr. Gromer and Dr. Kassakian. Immediately following the 2016 Annual General Meeting of Shareholders held in November 2016, Drs. Gromer and Kassakian ceased to be members of the ECC and, in December 2016, Mr. Tudor Brown joined the ECC.

The ECC has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the ECC has recommended to our board of directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017 and this proxy statement.

The Executive Compensation Committee of the Board of Directors:

Oleg Khaykin, Chairman

Tudor Brown

Peter Feld

Compensation of Named Executive Officers

Summary Compensation Table

In accordance with SEC rules, our named executive officers include the following: (1) the individual who served as our principal executive officer as of the end of fiscal 2017; (2) the individual who served as our principal financial officer as of the end of fiscal 2017; (3) the three most highly compensated executive officers other than our principal executive officer and principal financial officer during fiscal 2017; (4) any individual who served as our principal executive officer for any part of fiscal 2017; and (5) any individual who served as our principal financial officer for any part of fiscal 2017. Please note that, as discussed above and in the footnotes to the table, compensation for the current named executive officers includes various amounts related to hire-on inducements and buy-out amounts relating to their joining the Company in fiscal year 2017.

The following table shows the compensation earned by our named executive officers for the fiscal years noted. In accordance with SEC rules, we have not provided information for those individuals who were not named executive officers for fiscal years 2016 and 2015.

Name and Principal Position	Fiscal Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)		Total ($)
Current Named Executive Officers:
Matthew J. Murphy	2017	403,846		2,100,000	(6)	11,365,881	—	624,655	2,471	(7)	14,496,853
President and CEO

Jean Hu	2017	188,654		—		1,649,975	—	158,122	75,791	(8)	2,072,542
Chief Financial Officer

Andrew Micallef	2017	253,846		—		1,699,960	—	156,464	3,136	(9)	2,113,406
Chief Operations Officer

Christopher Koopmans	2017	258,462		—		1,399,955	—	159,779	2,524	(10)	1,820,720
EVP, Networking and Connectivity

Mitchell Gaynor	2017	302,885		75,000		1,099,974	—	186,464	4,253	(11)	1,668,576
Chief Administration and Legal Officer

Former Executive Officers:
Dr. Sehat Sutardja	2017	188,462		—		—	—	—	189,456	(12)	377,918
Former Chief Executive Officer	2016	956,500		—		5,831,950	1,823,677	—	8,381,775	(13)	16,993,902
	2015	850,000		—		5,537,784	1,480,374	1,818,402	1,890	(14)	9,688,450

Richard S. Hill Chairman, and Former Interim Principal Executive Officer	2017	—		—		—	—	—	792,919	(15)	792,919

Dr. Pantelis Alexopoulos Former Interim Co-CEO and Executive Vice President	2017	395,204		50,000		252,600	631,500	240,000	14,036	(16)	1,583,340

Maya Strelar-Migotti Former Interim Co-CEO and Executive Vice President	2017	379,820		50,000		252,600	631,500	—	751,918	(17)	2,065,838

David P. Eichler	2017	483,825	(18)	—		—	—	—	—		483,825
Former Interim CFO	2016	214,381	(18)	—		—	—	—	—		214,381

(1)	Each of the listed named executive officers other than Dr. Alexopoulos served as such for a portion of fiscal year 2017. As a result, their salaries shown above are for their actual length of service during fiscal 2017. The fiscal 2017 annual base salary for each of the named executive officers is as follows: Mr. Murphy, $750,000; Ms. Hu, $450,000; Mr. Micallef, $400,000; Mr. Koopmans, $400,000; Mr. Gaynor, $450,000; Dr. Sutardja, $980,000; Dr. Alexopoulos, $400,000; Ms. Strelar-Migotti, $400,000; and Mr. Eichler, see footnote (17) for compensation arrangements.
(2)

The dollar value of RSUs and performance awards shown represents the grant date fair value calculated on the basis of the fair market value of the underlying common shares at target performance on the grant date in accordance with FASB ASC Topic 718 and without any adjustment for estimated forfeitures. The actual value that an executive will realize on each RSU award and performance award will depend on the price per share of our common shares at the time shares underlying the RSUs and performance awards are sold. There can be no assurance that the actual value realized by an executive will be at or near the grant date fair value of the RSUs or performance awards awarded. The following table shows the number of shares issuable at threshold, target and maximum performance. FPM means “financial performance metric” and TSR means “total shareholder return metric.” Dr. Alexopoulos and Ms. Strelar-Migotti did not receive performance based awards for fiscal 2017, and their awards granted in fiscal 2017 did not vest and were forfeited upon their termination of employment.

Name	Type of Grant	Estimated Future Payouts Under Equity Incentive Plan Awards (in shares)
		Threshold (#)	Target (#)	Maximum (#)
Matthew J. Murphy	TSR Units	52,539	105,078	157,617
	TSR Units	105,000	210,000	315,000
	FPM Units	52,539	105,078	210,156

Jean Hu	TSR Units	19,737	39,473	59,210
	FPM Units	19,737	39,473	78,946

Andrew Micallef	TSR Units	22,329	44,657	66,986
	FPM Units	22,329	44,657	89,314

Christopher Koopmans	TSR Units	18,388	36,776	55,164
	FPM Units	18,388	36,776	73,552

Mitchell Gaynor	TSR Units	10,508	21,015	31,523
	FPM Units	10,508	21,015	42,030

(3)	The dollar value of the options shown represents the estimated grant date fair value determined in accordance with FASB ASC Topic 718 pursuant to the Black-Scholes option pricing model, with no adjustment for estimated forfeitures. For a discussion of valuation assumptions used in the calculations, see Note 12 of Notes to Consolidated Financial Statements in Part I, Item 8 of our Annual Report Form 10-K for the fiscal year ended January 28, 2017 as filed with the SEC on March 28, 2017. The actual value, if any, which an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.
(4)	Companies make different assumptions regarding the volatility input when determining the estimated grant date fair value of stock option awards in accordance with FASB ASC Topic 718. We use a blended volatility that is an equally weighted combination of historical stock price volatility and implied volatility in our financial statements. The implied volatility is derived from traded options on our stock in the marketplace and the historical volatility is based on the actual historical changes in our stock price over an extended period of time prior to the grant. Because many companies use only an implied volatility, which is based on the level of volatility assumed in the market prices of freely traded options as of the date of grant, we believe it is useful to provide investors with what the value of stock option awards would be had we used only implied volatility as an input for comparative purposes. The following table presents the grant date fair value of our stock option awards in fiscal 2017 assuming an implied volatility of 38% (compared to a blended implied and historical volatility of 37%), the grant date fair value of our stock option awards in fiscal 2016 assuming an implied volatility of 33% (compared to a blended implied and historical volatility of 34%), and the grant date fair value of our stock option awards in fiscal 2015 assuming an implied volatility of 31% (compared to a blended implied and historical volatility of 34%).

Named Executive Officer	Fiscal Year	Option Awards Calculation Using Blended Volatility ($)	Option Awards Calculation Using Implied Volatility ($)	(Decrease) Increase to Total Compensation Using Implied Volatility ($)
Dr. Pantelis Alexopoulos	2017	177,935	183,580	5,645
Maya Strelar-Migotti	2017	177,935	183,580	5,645
Dr. Sehat Sutardja	2016	1,823,677	1,784,812	(38,865)
Dr. Sehat Sutardja	2015	1,480,374	1,354,936	(125,438)

(5)	The amounts shown in this column represent annual cash incentive awards earned by the named executive officers under our annual incentive plan, which is intended to qualify as performance-based compensation under Section 162(m). Further information regarding the fiscal 2017 awards is included in the section entitled “Elements of Compensation — Cash Bonus (Annual Incentive Plan)” in the Compensation Discussion and Analysis section of this proxy statement.
(6)	This amount represents Mr. Murphy’s one-time, buy-out sign on bonus, as described further in the Compensation Discussion and Analysis section of this proxy statement. The sign on bonus is subject to repayment on a pro-rata basis based on the number of days remaining in the twelve-month period ending July 11, 2017 if Mr. Murphy’s employment is terminated for “Cause” or if he resigns for other than “Good Reason” (both as defined in his severance agreement).
(7)	This amount includes $471 as the premium for Mr. Murphy’s basic life insurance, and the Company’s matching contribution to Mr. Murphy’s 401(k) account in the amount of $2,000.
(8)	This amount includes a relocation allowance in the amount of $75,000, and $791 as the premium for Ms. Hu’s basic life insurance.
(9)	This amount includes the Company’s matching contribution to Mr. Micallef’s 401(k) account in the amount of $2,000, and $1,136 as the premium for his basic life insurance.
(10)	This amount includes the Company’s matching contribution to Mr. Koopmans’ 401(k) account in the amount of $2,000, and $524 as the premium for his basic life insurance.
(11)	This amount includes the Company’s matching contribution to Mr. Gaynor’s 401(k) account in the amount of $2,000, and $2,253 as the premium for his basic life insurance.

(12)	This amount includes $150,768 as payment for unused personal time off upon termination of Dr. Sutardja’s employment, $625 as the premium for his basic life insurance, use of a car leased by the Company in the amount of $1,222, and $577 in consideration for an election not to enroll in our healthcare plan. Also includes $36,264 in cash compensation paid for his service on the board of directors between April 1, 2016 and November 8, 2016. Please see the following table for Dr. Sutardja’s board compensation.

Name	Board Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Dr. Sehat Sutardja	$36,264	—	$36.264

(13)	This amount includes reimbursement of taxes and penalty owed under IRS Tax Code 409(A) plus accrued interest in an amount of $8,374,575, use of a car leased by the Company in the amount of $5,080 (including $119 of Medicare tax gross up), the premium for basic life insurance in the amount of $1,889, and $231 in consideration for an election not to enroll in our healthcare plan.
(14)	This amount includes the premium for basic life insurance in the amount of $1,890.
(15)	This amount includes $450,000 in compensation paid to Mr. Hill for the time he served as Interim PEO of the Company, $225,000 of which was paid in cash and $225,000 of which was paid in shares of common stock. Also includes $342,919 in compensation paid to Mr. Hill for his service as Chairman of the Board, $90,000 of which was paid in cash and $252,919 of which was paid in shares of common stock. Please see the following table for Mr. Hill’s board compensation.

Name	Board Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Richard S. Hill	$90,000	$252,919	$342,919

(16)	This amount includes the Company’s matching contribution to Dr. Alexopoulos’ 401(k) account in the amount of $2,000, $10,082 as the premium for his basic life insurance, and use of a car leased by the Company in the amount of $1,954.
(17)	This amount includes the Company’s matching contribution to Ms. Strelar-Migotti’s 401(k) account in the amount of $2,000, $3,294 as the premium for her basic life insurance, a $250 patent bonus, a $724,270 severance payment upon termination of her employment on January 7, 2017, and $22,104 as payment for her unused personal time off upon termination of her employment.
(18)	Represents amounts paid by us to Ranstad Professional Services d/b/a Tatum for Mr. Eichler’s services in the applicable fiscal year. See the “Employment Agreements” section of this proxy statement for additional information regarding our agreement with Tatum.

Grants of Plan-Based Awards in Fiscal 2017

The following table shows the plan-based equity and non-equity awards for fiscal 2017 for our named executive officers, other than (i) Dr. Sutardja who did not participate in either the non-equity incentive plan or the equity incentive plan in fiscal 2017, and (ii) Mr. Hill and Mr. Eichler who were not employees of the Company during their tenures as Interim PEO and Interim CFO, respectively, and thus were not eligible to participate in the Company’s non-equity and equity incentive plans.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name		Threshold($)	Target($)		Maximum($)		Threshold(#)	Target(#)	Maximum(#)
Matthew J. Murphy	08/11/2016	—	—		—		52,539	105,078	157,617	(4)	—	—	—	$1,199,991
	08/11/2016	—	—		—		52,539	105,078	210,156	(5)	—	—	—	$1,199,991
	08/11/2016	—	—		—		105,000	210,000	315,000	(6)				$2,398,200
	08/11/2016	—	—		—		—	—	—		575,105	—	—	$6,567,699
		624,655	624,655	(3)	1,249,309		—	—	—		—	—	—	—

Jean Hu	09/15/2016	—	—		—		19,737	39,473	59,206	(4)	—	—	—	$494,991
	09/15/2016	—	—		—		19,737	39,473	78,946	(5)	—	—	—	$494,991
	09/15/2016	—	—		—		—	—	—		52,631	—	—	$659,993
		0	197,652		395,304		—	—	—		—	—	—	—

Andrew Micallef	08/11/2016	—	—		—		22,329	44,657	66,985	(4)	—	—	—	$509,984
	08/11/2016	—	—		—		22,329	44,657	89,314	(5)	—	—	—	$509,984
	08/11/2016	—	—		—		—	—	—		59,544	—	—	$679,992
		0	195,580		391,160		—	—	—		—	—	—	—

Christopher Koopmans	08/11/2016	—	—		—		18,388	36,776	55,164	(4)	—	—	—	$419,982
	08/11/2016	—	—		—		18,388	36,776	73,552	(5)	—	—	—	$419,982
	08/11/2016	—	—		—		—	—	—		49,036	—	—	$559,991
		0	199,724		399,448		—	—	—		—	—	—	—

Mitchell Gaynor	08/11/2016	—	—		—		10,508	21,015	31,522	(4)	—	—	—	$239,991
	08/11/2016	—	—		—		10,508	21,015	42,030	(5)	—	—	—	$239,991
	08/11/2016	—	—		—		—	—	—		54,290	—	—	$619,992
		0	233,080		466,160		—	—	—		—	—	—	—

Dr. Pantelis Alexopoulos	09/07/2016	—	—		—		—	—	—		20,000	—	$12.36	$631,500
	09/07/2016	—	—		—		—	—	—		—	50,000	—	$252,600
		0	300,000	(7)	600,000	(7)	—	—	—		—	—	—	—

Maya Strelar-Migotti	09/07/2016	—	—		—		—	—	—		20,000	—	—	$631,500
	09/07/2016	—	—		—		—	—	—		—	50,000	$12.36	$252,600
		0	283,500	(8)	567,000	(8)	—	—	—		—	—	—	—

(1)	The amounts represent the threshold, target and maximum dollar payouts under our AIP for fiscal 2017. There is no payout at threshold performance. All amounts are pro-rated based on the executive’s term of service during the fiscal year. Payments under this plan are intended to qualify as performance-based compensation under Section 162(m). Further information regarding this plan is included in the section entitled “Elements of Executive Compensation — Cash Bonus (Annual Incentive Plan)” in the Compensation Discussion and Analysis section of this proxy statement.
(2)	The dollar value of stock awards shown represents the grant date fair value calculated on the basis of the fair market value of the underlying common shares at target on the grant date in accordance with FASB ASC Topic 718 and without any adjustment for estimated forfeitures. The actual value that an executive will realize on each stock award will depend on the price per share of our common shares at the time shares underlying the stock awards are sold. There can be no assurance that the actual value realized by an executive will be at or near the grant date fair value of the stock awarded.
(3)	The terms of Mr. Murphy’s offer letter provide that he will be guaranteed not less than his target bonus for fiscal 2017 (i.e., 150% of his annual base salary pro-rated for his term of service with the Company). He is not guaranteed a bonus after fiscal 2017.
(4)

These Performance Awards vest based on the achievement of TSR objectives measured as of the end of the Company’s 2019 fiscal year (i.e., February 2, 2019). TSR is measured for the period beginning August 10, 2016 to the end of fiscal 2019 and shall equal the Company’s stock price growth, adjusted for reinvested dividends during the performance period. The resulting TSR for the Company shall be compared to the respective TSR over the same period for each of the Philadelphia Semiconductor Index constituents at the date of grant. The percentage of target shares earned is 0% below the 25th percentile, 50% at the 25th percentile, 100% at the 50th percentile and 150% at the 75th percentile. There is an interpolation of the payout percentages for TSR between the 25th and 75th percentiles. The ECC shall assess the Company’s performance and determine the shares to be earned following the end of fiscal year 2019.

(5)

These Performance Awards vest based (i) 30% on the average of the Company’s non-GAAP gross margin (% of revenue) for fiscal years 2017 and 2018, and (ii) 70% on the Company’s total non-GAAP operating income for fiscal years 2017 and 2018. Payout as a percentage of target is 0% below threshold, 50% at threshold, 100% at target and 200% at maximum. Any shares determined by the ECC to be earned with respect to the performance awards will vest on the third anniversary of the executive’s vesting start date, which is generally the 15th of the month after the date of the executive’s commencement of employment. For example, Mr. Murphy’s employment commenced on July 11 and his vesting start date is July 15; Ms. Hu’s employment commenced on August 22 and her vesting start date is September 15.

(6)

This Performance Award vests based on the achievement of TSR objectives measured from July 11, 2016 (the commencement of Mr. Murphy’s employment) through July 11, 2019 and shall equal the Company’s stock price growth, adjusted for reinvested dividends during the performance period. The resulting TSR for the Company shall be compared to the respective TSR over the same period for each of the Philadelphia Semiconductor Index constituents at the date of grant. The percentage of target shares earned is 0% below the 25th percentile, 50% at the 25th percentile, 100% at the 50th percentile and 150% at the 75th percentile. There is an interpolation of the payout percentages for TSR between the 25th and 75th percentiles. The ECC shall assess the Company’s performance and determine the shares to be earned following July 11, 2019. If Mr. Murphy’s employment is terminated without Cause or he resigns for Good Reason, both as defined in his Severance Agreement with the Company, the performance measurement period will be deemed to end on the date five business days before his employment termination date and the achievement of the performance metrics will be calculated by the ECC with respect to such shortened measurement period.

(7)	On January 23, 2017, Dr. Alexopoulos entered into a letter agreement with the Company which sets forth the terms of his separation from his employment, effective April 30, 2017. The separation agreement provides, among other amounts, for a payment of $240,000 as his annual bonus for fiscal 2017, which represents his target bonus of 75% of his annual base salary multiplied by 80% (the performance payout for the 2017 AIP).
(8)	Ms. Strelar-Migotti left the Company on January 7, 2017 and thus was not eligible for a bonus under the AIP. Her bonus numbers in this table are pro-rated for her length of service during the fiscal year. Ms. Strelar-Migotti’s separation agreement with the Company provides, among other amounts, for a payment of $300,000 in lieu of her target annual bonus for fiscal 2017. This amount is included in “All Other Compensation” in the Summary Compensation Table section of this proxy statement. The RSU and stock option grants awarded on September 9, 2016 were unvested as of the date of her termination of employment and were forfeited as of that date.

Outstanding Equity Awards at Fiscal 2017 Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Plan Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Matthew J. Murphy	—	—		—	—	—	575,105	(2)	$8,678,334	105,078	(3)	$1,585,627
	—	—		—	—	—	—		—	105,078	(4)	$1,585,627
	—	—		—	—	—	—		—	210,000	(5)	$3,168,900

Jean Hu	—	—		—	—	—	52,631	(6)	$794,202	39,473	(3)	$595,648
	—	—		—	—	—	—		—	39,473	(4)	$595,648

Andrew Micallef	—	—		—	—	—	59,544	(7)	$898,519	44,657	(3)	$673,874
	—	—		—	—	—	—		—	44,657	(4)	$673,874
	—	—		—	—	—	49,036	(7)	$740,361	36,776	(3)	$554,950

Christopher Koopmans	—	—		—	—	—	—		—	36,776	(4)	$554,950

Mitchell Gaynor	—	—		—	—	—	54,290	(7)	$819,236	21,015	(3)	$317,116
	—	—		—	—	—	—		—	21,015	(4)	$317,116

Richard S. Hill	—	—		—	—	—	17,322	(8)	$261,389	—		—

Dr. Pantelis Alexopoulos	—	50,000	(9)	—	$9.05	09/28/2025	62,500	(11)	$943,125	—		—
	—	50,000	(10)	—	$12.63	09/07/2026	—		—	—		—

(1)	The price per share of our common shares on the last trading day of fiscal 2017 was $15.09 as reported on the NASDAQ Global Select Market on January 27, 2017. The market value is equal to the applicable number of units multiplied by $15.09.
(2)

140,105 of the restricted stock units vest as to 33%, 33% and 34% of the shares on each of 7/15/17, 7/15/18 and 7/15/19, respectively; 435,000 of the restricted stock units vest as to 40% of the shares on 7/11/17 with the remainder vesting as to 7.5% of the shares on the 11th day of each of October, January, April and July of 2017 through 2019.

(3)

These Performance Awards vest based on the achievement of TSR objectives measured as of the end of the Company’s 2019 fiscal year (i.e., February 2, 2019). TSR is measured for the period beginning August 10, 2016 to the end of fiscal 2019 and shall equal the Company’s stock price growth, adjusted for reinvested dividends during the performance period. The resulting TSR for the Company shall be compared to the respective TSR over the same period for each of the Philadelphia Semiconductor Index constituents at the date of grant. The percentage of target shares earned is 0% below the 25th percentile, 50% at the 25th percentile, 100% at the 50th percentile and 150% at the 75th percentile. There is an interpolation of the payout percentages for TSR between the 25th and 75th percentiles. The ECC shall assess the Company’s performance and determine the shares to be earned following the end of fiscal year 2019.

(4)

These Performance Awards vest based (i) 30% on the average of the Company’s non-GAAP gross margin (% of revenue) for fiscal years 2017 and 2018, and (ii) 70% on the Company’s total non-GAAP operating income for fiscal years 2017 and 2018. Payout as a percentage of target is 0% below threshold, 50% at threshold, 100% at target and 200% at maximum. Any shares determined by the ECC to be earned with respect to the performance awards will vest on the third anniversary of the executive’s vesting start date, which is generally the 15th of the month after the date of the executive’s commencement of employment. For example, Mr. Murphy’s employment commenced on July 11 and his vesting start date is July 15; Ms. Hu’s employment commenced on August 22 and her vesting start date is September 15.

(5)

This Performance Award vests based on the achievement of TSR objectives measured from July 11, 2016 (the commencement date of Mr. Murphy’s employment) through July 11, 2019 and shall equal the Company’s stock price growth, adjusted for reinvested dividends during the performance period. The resulting TSR for the Company shall be compared to the respective TSR over the same period for each of the Philadelphia Semiconductor Index constituents at the date of grant. The percentage of target shares earned is 0% below the 25th percentile, 50% at the 25th percentile, 100% at the 50th percentile and 150% at the 75th percentile. There is an interpolation of the payout percentages for TSR between the 25th and 75th percentiles. The ECC shall assess the Company’s performance and determine the shares to be earned following July 11, 2019. If Mr. Murphy’s employment is terminated without Cause or he resigns for Good Reason, both as defined in his Severance Agreement with the Company, the performance measurement period will be deemed to end on the date five business days before Mr. Murphy’s employment termination date and the achievement of the performance metrics will be calculated by the ECC with respect to such shortened measurement period.

(6)	The restricted stock units vest as to 33%, 33% and 34% of the shares on each of 9/15/17, 9/15/18 and 9/15/19, respectively.
(7)	The restricted stock units vest as to 33%, 33% and 34% of the shares on each of 6/15/17, 6/15/18 and 6/15/19, respectively.
(8)	The restricted stock units vest in full on the earlier of June 15, 2017 (the scheduled date of the 2017 annual general meeting of shareholders) or the one year anniversary of the date of grant (November 8, 2017).
(9)	The stock options vest as to 50% of the shares on each of 8/3/2018 and 8/3/2019.
(10)	The stock options vest as to 33%, 33% and 34% of the shares on 4/1/17, 4/1/18 and 4/1/19, respectively.
(11)	22,500 of the restricted stock units vest as to 7,500 shares on each of 4/1/17, 4/1/18 and 4/1/19; 20,000 of the restricted stock units vest on 4/1/2017; and 20,000 of the restricted stock units vest as to 50% the shares on each of 4/1/17 and 4/1/18.

Options Exercised and Stock Vested in Fiscal 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Dr. Sehat Sutardja	1,859,300	$6,318,368	—	—
Richard S. Hill	—	—	22,948	$262,066
Dr. Pantelis Alexopoulos	—	—	27,500	$273,350
Maya Strelar-Migotti	—	—	12,500	$124,250

(1)	Value realized on exercise equals the number of shares acquired on exercise times the fair market value on the date of exercise, minus the exercise price.
(2)	Value realized on vesting equals the number of shares vested times the fair market value on the vesting date.

Pension Benefits

None of our named executive officers received any pension benefits during fiscal 2017.

Nonqualified Deferred Compensation

None of our named executive officers contributed to or received earnings from a nonqualified deferred compensation plan during fiscal 2017.

Employment Contracts, Severance Agreements and Change-in-Control Arrangements

During fiscal 2017, we had the following agreements with our named executive officers:

Change in Control Severance Plan. During fiscal 2017, we adopted the Marvell Change in Control Severance Plan (the “CIC Plan”), as described in the “Compensation Discussion and Analysis” section of this proxy statement. Mr. Murphy, Ms. Hu, Mr. Micallef, Mr. Koopmans and Mr. Gaynor currently participate in the CIC Plan at the levels set forth below.

Matthew J. Murphy. Concurrently with the commencement of his employment, Mr. Murphy and the Company entered into a severance agreement pursuant to which, if Mr. Murphy’s employment is terminated by the Company other than for “Cause” or if he resigns for “Good Reason” (both as defined therein), he will be paid a lump sum separation payment equal to (i) the sum of his then annual base salary, (ii) target incentive bonus, and (iii) reimbursement for 12 months of medical insurance premiums, provided he executes and does not revoke a release of claims in a form provided by the Company. If the provisions of Marvell’s CIC Plan are triggered in connection with termination of his employment and he receives the severance benefits provided therein, he will not be eligible for the severance payments under the severance agreement.

In addition, Mr. Murphy’s offer letter provides that if his employment is terminated by the Company other than for “Cause” or if he resigns for “Good Reason” (both as defined in his severance agreement), his hire-on equity awards will vest in full, with any related performance metrics measured as of his termination date.

Mr. Murphy is also a Tier 1 participant in the Company’s CIC Plan which provides the following benefits in connection with a termination of employment following a Change in Control: Lump sum payment equal to 24 months of annual base salary, 200% of annual target bonus for the fiscal year in which Involuntary Termination occurs, and annual target bonus for fiscal year in which Involuntary Termination occurs pro-rated for the number of full months employed during the fiscal year; acceleration of 100% of outstanding and unvested equity awards (with performance-based equity awards subject to adjustment as set forth in the CIC Plan); reimbursement of 24 months of continued health coverage.

Jean Hu, Mitchell Gaynor and Andrew Micallef. Ms. Hu, Mr. Gaynor and Mr. Micallef are Tier 2 participants in the Company’s CIC Plan which provides the following benefits in connection with a termination of employment following a Change in Control: Lump sum payment equal to 18 months of annual base salary, 150% of annual target bonus for the fiscal year in which Involuntary Termination occurs, and annual target bonus for fiscal year in which Involuntary Termination occurs pro-rated for the number of full months employed during the fiscal year; acceleration of 100% of outstanding and unvested equity awards (with performance-based equity awards subject to adjustment as set forth in the CIC Plan); reimbursement of 18 months of continued health coverage.

Christopher Koopmans. Mr. Koopmans is a Tier 3 participant in the CIC Plan which provides the following benefits upon terminations covered under the CIC Plan: Lump sum payment equal to 12 months of annual base salary; 100% of annual target bonus for the fiscal year in which Involuntary Termination occurs, and annual target bonus for fiscal year in which Involuntary Termination occurs pro-rated for the number of full months employed during the fiscal year; acceleration of 100% of outstanding and unvested equity awards (with performance-based equity awards subject to adjustment as set forth in the CIC Plan); reimbursement of 12 months of continued health coverage.

Mitchell Gaynor. Concurrently with the commencement of his employment, Mr. Gaynor and the Company entered into a severance agreement pursuant to which, if his employment is terminated by the Company other than for “Cause” or if he resigns for “Good Reason” (both as defined therein), he will be paid a lump sum separation payment equal to the sum of (i) his then annual base salary, (ii) target incentive bonus, and (iii) reimbursement for 12 months of medical insurance premiums, provided he executes and does not revoke a release of claims in a form provided by the Company. If the provisions of Marvell’s CIC Plan are triggered in connection with termination of his employment and he receives the severance benefits provided therein, he will not be eligible for the severance payments under the severance agreement.

Dr. Pantelis Alexopoulos. Dr. Alexopoulos entered into a separation agreement with the Company in January 2017 pursuant to which his employment terminated on April 30, 2017. Under the terms of the agreement, Dr. Alexopoulos was paid a separation payment equal to one year’s base salary of $400,000, plus $300,000 in lieu of his target annual bonus for fiscal 2018 and a cash payment of $22,700 which represents 12 months’ premiums for continuation of medical coverage. Because fiscal year 2017 was not completed at the time of the signing of the separation agreement, the agreement provided for the payment of $240,000 in lieu of his annual bonus for fiscal 2017 (the amount he was estimated to receive based on 80% target achievement).

Maya Strelar-Migotti. Ms. Strelar-Migotti entered into a separation agreement with the Company pursuant to which her employment terminated on January 7, 2017. Under the terms of the agreement, Ms. Strelar-Migotti was paid a separation payment equal to one year’s base salary of $400,000, plus $300,000 in lieu of her target annual bonus for fiscal 2017. She also received a cash payment of $24,270 which represents 12 months’ premiums for continuation of medical coverage.

David P. Eichler. On October 15, 2015, the Company retained David P. Eichler of Randstad Professionals U.S., LP, d/b/a Tatum (“Tatum”) to serve as our Interim Chief Financial Officer (“Interim CFO”), effective October 16, 2015. In such capacity Mr. Eichler also acted as our principal accounting officer. In connection with retaining Mr. Eichler as our Interim CFO, we entered into an Interim Services Agreement with Tatum, effective October 15, 2015. For the provision of Mr. Eichler’s services, we paid Tatum $15,000 per week for up to 60 hours of professional services. In addition, for work by Mr. Eichler in excess of 60 hours, we paid Tatum at a rate of $325 per hour and, for work performed by other Tatum professionals, we paid Tatum at a rate of $250 per hour. Mr. Eichler was not eligible for any other compensation or benefits from the Company. Mr. Eichler left his position as Interim Chief Financial Officer upon the appointment of Jean Hu as the Company’s Chief Financial Officer in August 2016. A copy of the Interim Services Agreement is attached as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ending October 31, 2015.

Potential Payments on Termination or Change in Control

The following table shows the potential payments upon termination of employment or a change in control for the named executive officers, other than as noted below. The terms of the CIC Plan applicable to each executive and the terms of any severance agreements, if any, are set forth above in the section entitled “Employment Contracts, Severance Agreements and Change-in-Control Arrangements.” The table assumes that (i) the triggering event took place on January 27, 2017, the last business day of fiscal 2017; (ii) the value of restricted stock unit acceleration is computed by multiplying the market price of our common stock on the last trading day of fiscal 2017 ($15.09) by the number of unvested restricted stock units that are subject to acceleration; and (iii) the pro-rata bonus was earned in fiscal 2017 at the level set forth in the Summary Compensation Table for each individual.

Named Executive Officer	Involuntary Termination Other than for “Cause” or Voluntary Termination for “Good Reason” with No Change in Control	Involuntary Termination or Voluntary Termination for “Good Reason” within 18 months following Change in Control
Matthew J. Murphy(1)
Cash Severance	$750,000	$1,500,000
Bonus	1,125,000	2,250,000
Pro-Rata Bonus	—	624,655
Intrinsic Value of Equity Acceleration	11,317,500	17,395,752
Health and Welfare Benefits	22,568	45,136
Total	$13,215,068	$21,815,543

Jean Hu
Cash Severance	—	$675,000
Bonus	—	675,000
Pro-Rata Bonus	—	158,122
Intrinsic Value of Equity Acceleration	—	2,383,313
Health and Welfare Benefits	—	20,100
Total	—	$3,911,535

Andrew Micallef
Cash Severance	—	$600,000
Bonus	—	450,000
Pro-Rata Bonus	—	156,464
Intrinsic Value of Equity Acceleration	—	2,583,197
Health and Welfare Benefits	—	24,270
Total	—	$3,813,931

Christopher Koopmans
Cash Severance	—	$400,000
Bonus	—	450,000
Pro-Rata Bonus	—	159,779
Intrinsic Value of Equity Acceleration	—	2,127,328
Health and Welfare Benefits	—	22,568
Total	—	$3,159,675

Mitchell Gaynor(1)
Cash Severance	$450,000	$675,000
Bonus	337,500	506,250
Pro-Rata Bonus	—	186,464
Intrinsic Value of Equity Acceleration	—	1,612,019
Health and Welfare Benefits	17,382	26,072
Total	$804,882	$3,005,805

Dr. Pantelis Alexopoulos(2)
Cash Severance	$400,000	—
Bonus for FY17	240,000	—
Bonus for FY18	300,000	—
Health and Welfare Benefits	22,700	—
Total	$962,700	—

Maya Strelar-Migotti(3)
Cash Severance	$400,000	—
Bonus for FY17	300,000	—
Health and Welfare Benefits	24,270	—
Total	$724,270	—
Total Termination Payments on CIC:	—	$35,705,949

(1)	If the termination is in connection with a Change in Control, the terms of the CIC Plan apply and no payments are due under the Severance Agreements.
(2)	Represents the amounts actually paid to Dr. Alexopoulos under the terms of his separation agreement.
(3)	Represents the amounts actually paid to Ms. Strelar-Migotti under the terms of her separation agreement.

Information regarding potential payments on termination or change in control is not provided for Dr. Sutardja who did not receive severance payments upon his termination of employment, Mr. Hill who was not an employee of the Company during his tenure as Interim PEO, and Mr. Eichler who was not an employee of Company during his tenure as Interim CFO.

Termination Due to Death or Disability. Each executive’s estate or designated beneficiary is eligible to receive a life insurance payment upon death. This life insurance benefit is provided to all salaried employees at the rate of two-and-a-half times annual base salary (rounded to the higher multiple of $1,000) or $1,000,000, whichever is less. Life insurance coverage is reduced by 35% at age 70 and by 50% at age 75.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During fiscal 2016 and through September 2016, the nominating and governance committee was responsible for review, approval or ratification of “related-person transactions” between us or our subsidiaries and related persons. Beginning in September 2016, the audit committee assumed responsibility for such review and approval. Under SEC rules and our written policy, a “related person” is a director, officer, nominee for director, or 5% shareholder since the beginning of the last fiscal year and their immediate family members. We have adopted written policies and procedures that apply to any transaction or series of related transactions in which Marvell or a subsidiary is a participant, the amount involved exceeds $120,000 in any calendar year and a related person has a direct or indirect material interest. Pursuant to our policy, the following transactions will not be deemed to be related person transactions requiring approval by the audit committee:

•

Employment of executive officers. Any employment by us of an executive officer if: (a) the related compensation is required to be reported in our proxy statement under SEC compensation disclosure rules; or (b) the executive officer is not an immediate family member of another executive officer or director of our company, and the related compensation would have been reported in our proxy statement under SEC compensation disclosure rules if the executive officer was a “named executive officer,” and the ECC approved (or recommended that our board of directors approve) such compensation.

•	Director compensation. Any compensation paid to a director if the compensation is required to be reported in our proxy statement under SEC compensation disclosure rules.

•

Certain transactions with other companies. Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues.

•

Transactions where all shareholders receive proportional benefits. Any transaction where the related person’s interest arises solely from the ownership of a class of our equity securities and all holders of that class of our equity securities received the same benefit on a pro rata basis (e.g., dividends).

•	Transactions involving competitive bids. Any transaction involving a related person where the rates or charges involved are determined by competitive bids.

•

Regulated transactions. Any transaction with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•

Certain banking-related services. Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

•	Other Transactions. Any other transaction where disclosure of such transaction would not be required pursuant to Item 404 of Regulation S-K, as may be amended from time to time.

The Company, through one of its subsidiaries, is a party to technology license agreements with each of VeriSilicon Holdings Co., Ltd. (“VeriSilicon”) and Vivante Corporation (“Vivante”). Pursuant to its agreements with VeriSilicon, which have been amended from time to time, and a services agreement with VeriSilicon, the Company paid $1.5 million, $1.8 million and $3.7 million to VeriSilicon during fiscal 2017, 2016 and 2015, respectively. As of January 28, 2017, the Company had $0.1 million of liability to VeriSilicon. Pursuant to its agreements with Vivante, which have been amended from time to time, and a services agreement with Vivante, the Company paid $3.5 million, $4.0 million and $9.1 million to Vivante during fiscal 2017, 2016 and 2015, respectively. As of January 28, 2017, the Company had no liability to Vivante. VeriSilicon acquired Vivante in late 2016. Dr. Sehat Sutardja and Ms. Weili Dai, the Company’s former Chairman and Chief Executive Officer and President and a director of the Company, respectively, and currently greater than 10% shareholder of the Company, are husband and wife. Ms. Dai’s brothers (and Dr. Sutardja’s brothers-in-law), Wayne Dai and Weijin

Dai, are executive officers and board members of VeriSilicon. Dr. Sutardja and Ms. Dai are shareholders (directly and indirectly) in VeriSilicon.

In February 2015, as previously disclosed, the then ECC of the Company’s board of directors approved a cash payment of approximately $15.4 million to Dr. Sehat Sutardja. The U.S. Court of Federal Claims ruled against Dr. Sutardja in his legal challenge with the Internal Revenue Service and the California Franchise Tax Board related to the tax treatment of several stock options granted in fiscal 2004. After discussing and evaluating the alternatives to a continuing legal challenge of the court’s determination, the likelihood of success of further appeal by Dr. Sutardja and the potential negative impact on the Company of a continuation of the case regardless of the outcome, the ECC determined in 2015 to provide Dr. Sutardja with relief from the financial effects of the penalty taxes. Accordingly, the ECC approved the cash payment to Dr. Sutardja equal to the amount of his penalty taxes owed under the Tax Codes, plus accrued interest owed with respect to such liabilities, all grossed-up for income taxes that will be owed by Dr. Sutardja on receipt of such cash payment. The Company recorded the payment in general and administrative expense in fiscal 2016. A payment of $8.4 million was made to Dr. Sutardja in fiscal 2016 representing reimbursement for the U.S. federal tax portion. As of January 28, 2017, the Company had a remaining $7.0 million liability to Dr. Sutardja with respect to the California tax portion, which is expected to be paid during calendar year 2017. None of the ECC members who approved the arrangement in February 2015 is currently serving on the ECC.

Indemnification Arrangements

We have agreed to indemnify certain current and former directors, officers and employees of us and our subsidiary Marvell Semiconductor, Inc. for reasonable costs and expenses incurred by such individuals in connection with certain civil actions and governmental investigations relating to our past stock option granting practices. Our agreement to pay reasonable fees and costs is subject to each individual’s agreement to reimburse us in the event that it is subsequently determined that the individual is not entitled to indemnification under the Bye-laws or applicable law. In addition, we have agreed to indemnify Dr. Sutardja for reasonable fees and expenses that he may incur in a legal challenge of the determination that penalty taxes applied, based on the board’s finding that Dr. Sutardja was not involved in setting the terms of the relevant options and that, in 2007, we had taken responsibility for and paid the penalty taxes under the Tax Codes that were incurred by other similarly situated Marvell employees who had exercised options in 2006. See “Certain Relationships and Related Party Transactions” above for additional information regarding Dr. Sutardja’s tax matter.

We have also entered into a standard form of indemnification agreement with each of our named executive officers and directors.

ADDITIONAL INFORMATION

Future Shareholder Proposals and Nominations for the 2018 Annual General Meeting

We expect to hold our 2018 annual general meeting on or about June 15, 2018. Under Rule 14a-8 of the Exchange Act, for a shareholder proposal to be considered for inclusion in the proxy statement for the 2018 annual general meeting of shareholders, we must have received the written proposal by such shareholder at the mailing address of our business offices set forth below, no later than January 3, 2018. Such proposals must comply with the other provisions of Rule 14a-8 and additional applicable SEC rules regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If you desire to bring a matter before an annual general meeting and the proposal is submitted outside the process of Rule 14a-8, you may use the procedures set forth in the Bye-laws to make a shareholder proposal, including director nominations, not intended to be included in our proxy statement under Rule 14a-8 so long as such proposal complies with the Bye-laws. In accordance with Section 35 of the Bye-laws, shareholder nominations and proposals may be voted on at an annual general meeting of shareholders only if such nominations and proposals are made pursuant to written notice timely given to our Secretary and accompanied by certain information. To be timely, a shareholder’s written notice must be received by us not less than 90 nor more than 120 clear days prior to the anniversary of the date for our 2017 annual general meeting of shareholders, which is June 15, 2108. To comply with the Bye-laws, a shareholder must provide appropriate notice to us no earlier than February 14, 2018 and no later than March 16, 2018.

Our Bye-laws contain a proxy access provision, which allows a shareholder or group of up to 20 shareholders owning in aggregate three percent or more of our outstanding shares continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to 20% of the number of directors in office (rounded down) or two nominees, whichever is greater, provided the shareholder(s) and nominee(s) satisfy the requirements in the Bye-laws. If a shareholder or group of shareholders wishes to nominate one or more director candidates to be included in the Company’s proxy statement for the 2018 annual general meeting pursuant to these proxy access provisions in Section 13 of our Bye-laws, we must receive proper written notice of any such nomination no earlier than the close of business on January 2, 2018 and no later than the close of business on February 1, 2018.

If, however, the 2018 annual general meeting is not held within 30 days before or after the anniversary of this year’s annual general meeting, we must receive such notice under both our advance notice and proxy access Bye-laws not more than 120 clear days prior to such meeting and not less than 90 clear days prior to such meeting or 10 clear days following the public announcement of the meeting date.

In the case of each of our advance notice and proxy access Bye-laws, the notice must include all information specified in our Bye-laws as then in effect. Our board of directors will review nominations and proposals from eligible shareholders which it receives by the applicable deadline. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bye-laws. We encourage shareholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination. All shareholder proposals or nominations pursuant to this section may be sent to our Assistant Secretary at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda.

In addition, Section 79 of the Companies Act provides that (i) any number of shareholders representing not less than 5% of the total voting power of the shares eligible to vote at a general meeting of shareholders, or (ii) not less than 100 shareholders may propose any resolution which may properly be moved at the next annual general meeting of shareholders. Upon timely receipt of notice, we shall, at the expense of such shareholder(s), give our other shareholders entitled to receive notice of the next annual general meeting of shareholders notice of such proposed resolution. To be timely, the proposal requiring notice of a resolution must be deposited at our registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require us to circulate a statement in respect of any matter to come before an annual general meeting of shareholders by notice deposited at our registered office in the manner provided by the Companies Act.

Householding — Shareholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our shareholders will be “householding” our annual report and proxy materials, including the Notice. A single Notice and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Shareholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, annual report and other proxy materials to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, annual report and other proxy materials, you may write or call our Investor Relations department at 5488 Marvell Lane, Santa Clara, CA 95054, telephone number (408) 222-0777.

Any shareholders who share the same address and currently receive multiple copies of our Notice or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding.

Adjournment of the 2017 Annual General Meeting of Shareholders

In the event there are not sufficient votes to approve any proposal incorporated in this proxy statement at the time of the annual general meeting, the annual general meeting may be adjourned in order to permit further solicitation of proxies from holders of our common stock. Proxies solicited by our board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the annual general meeting and adjournment is for a period of not less than 45 days, no notice of the time and place of the adjourned meeting is required to be given to our shareholders other than an announcement of the time and place at the annual general meeting. A majority of the shares represented and voting at the annual general meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

OTHER MATTERS

At the time of preparation of this proxy statement, we are not aware of any other matters to be brought before the annual general meeting. No eligible shareholder had submitted notice of any proposal before the printing and mailing of this proxy statement. However, if any other matters are properly presented for action, in the absence of instructions to the contrary, it is the intention of the persons named in the form of proxy to vote, or refrain from voting, in accordance with their respective best judgment on such matters.

ANNUAL REPORT ON FORM 10-K

YOU MAY OBTAIN, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JANUARY 28, 2017, BY SENDING A WRITTEN REQUEST TO THE FOLLOWING ADDRESS: MARVELL SEMICONDUCTOR, INC., 5488 MARVELL LANE, SANTA CLARA, CALIFORNIA 95054, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.MARVELL.COM.

BY ORDER OF THE BOARD OF DIRECTORS,

MATTHEW J. MURPHY

President and Chief Executive Officer

Santa Clara, California

May 3, 2017

The Annual General Meeting of Shareholders of

Marvell Technology Group Ltd.

will be held at

Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, CA 95054

on

Thursday, June 15, 2017

at 4:00 p.m. Pacific time

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

MARVELL TECHNOLOGY GROUP LTD.

June 15, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement, Annual Report on 10-K and proxy card are available at http://www.astproxyportal.com/ast/25269

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

⬛	00033333333304030100 2	061517

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 4, AND FOR “1 YEAR” FOR PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. IMPORTANT NOTICE YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE TEST COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION.		1.	Election of Directors:	FOR	AGAINST	ABSTAIN
			Tudor Brown	☐	☐	☐
			Peter A. Feld	☐	☐	☐
			Richard S. Hill	☐	☐	☐
			Oleg Khaykin	☐	☐	☐
			Matthew J. Murphy	☐	☐	☐
			Michael Strachan	☐	☐	☐
			Robert E. Switz	☐	☐	☐
			Randhir Thakur, Ph.D.	☐	☐	☐
		2.	An advisory (non-binding) vote to approve compensation of our named executive officers.	☐	☐	☐

			1 year	2 years	3 years	ABSTAIN
		3.	The approval of the frequency of a shareholder vote to approve the compensation of the named executive officers. ☐	☐	☐	☐

				FOR	AGAINST	ABSTAIN
		4.	The appointment of Deloitte & Touche LLP as Marvell’s auditors and independent registered accounting firm, and authorization of the audit committee, acting on behalf of Marvell’s board of directors, to fix the remuneration of the auditors and independent registered accounting firm, in both cases for the fiscal year ending February 3, 2018.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

⬛	Note:

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

⬛

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

MARVELL TECHNOLOGY GROUP LTD.

June 15, 2017

Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, CA 95054

1                    ⬛

MARVELL TECHNOLOGY GROUP LTD.

Proxy Solicited on Behalf of the Board of Directors for Annual General Meeting of Shareholders

The undersigned hereby appoints(s) Jean Hu and Mitchell Gaynor, or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Marvell Technology Group Ltd. as indicated on the proposals referred to on the reverse side hereof at the annual general meeting of its shareholders to be held on June 15, 2017, and at any adjournments or postponements thereof, and in their or his or her discretion upon any other matter that may properly come before said meeting.

COMMENTS:	(Continued and to be signed on the reverse side)

⬛	14475 ⬛